Exhibit 99.2

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

As of March 31, 2012 and December 31, 2011

and for the periods ended March 31, 2012 and 2011

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands except share and per share amounts)

	March 31, 2012	December 31, 2011
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $735,294 and $1,110,605)	$764,608	$1,108,645
Short-term investments held as available-for-sale, at fair value (amortized cost $278,672 and $219,449)	279,257	219,526
Other investments (includes investments at fair value of $7,671 and $7,721)	34,886	35,546

Total	1,078,751	1,363,717

Cash and cash equivalents	207,666	136,361
Secured loan to Parent	300,000	300,000
Accrued investment income	8,779	12,501
Premiums receivable	1,344,353	1,359,568
Deferred acquisition costs	596,051	623,127
Prepaid reinsurance premiums	1,622,810	1,698,740
Insurance loss recoverable	3,136,749	3,045,987
Reinsurance recoverable on paid and unpaid losses	180,806	178,044
Property and equipment, at cost (less accumulated depreciation of $59,260 and $58,755)	2,238	2,510
Receivable for investments sold	15,892	15,820
Derivative assets	7,763	7,861
Deferred income taxes, net	1,644,295	1,711,442
Other assets	22,115	23,495
Assets of consolidated variable interest entities:
Cash	144,113	160,123
Investments held-to-maturity, at amortized cost (fair value $2,618,141 and $2,469,285)	2,840,000	2,840,000
Fixed-maturity securities at fair value	2,883,142	2,884,265
Loans receivable at fair value	2,025,066	2,045,608
Loan repurchase commitments	1,076,303	1,076,765
Derivative assets	445,248	449,740

Total assets	$19,582,140	$19,935,674

Liabilities and Shareholders’ Equity (Deficit)
Liabilities:
Unearned premium revenue	$2,844,429	$2,953,389
Loss and loss adjustment expense reserves	858,874	836,331
Reinsurance premiums payable	346,100	351,732
Long-term debt	2,082,655	2,082,655
Deferred fee revenue	489,716	514,139
Payable for investments purchased	533	34
Derivative liabilities	4,502,757	4,807,647
Current income taxes	28,636	26,060
Other liabilities	287,615	276,695
Liabilities of consolidated variable interest entities:
Variable interest entity notes (includes financial instruments carried at fair value $4,777,383 and $4,786,570)	7,617,383	7,626,570
Derivative liabilities	803,177	824,819

Total liabilities	19,861,875	20,300,071

Commitments and contingencies (See Note 11)

Shareholders’ equity (deficit):
Series A non-cumulative perpetual preferred stock, par value $1,000 per share, liquidation value $100,000 per share, authorized - 4,000, issued and outstanding - 2,759	27,598	27,598
Common stock, par value $220.80 per share; authorized, issued and outstanding - 67,936 shares	15,000	15,000
Additional paid-in capital	981,924	985,835
Retained earnings (deficit)	(1,342,404)	(1,396,905)
Accumulated other comprehensive income (loss), net of tax of $1,503 and $8,599	38,147	4,075

Total shareholders’ equity (deficit)	(279,735)	(364,397)

Total liabilities and shareholders’ equity (deficit)	$19,582,140	$19,935,674

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2012	2011
Revenues:
Premiums earned:
Scheduled premiums earned	$47,685	$67,317
Refunding premiums earned	4,651	752

Premiums earned (net of ceded premiums of $66,678 and $55,308)	52,336	68,069
Net investment income	5,971	30,062
Fees and reimbursements	24,380	21,833
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured derivatives	(4,102)	(354,286)
Unrealized gains (losses) on insured derivatives	303,387	(1,594,658)

Net change in fair value of insured derivatives	299,285	(1,948,944)
Net gains (losses) on financial instruments at fair value and foreign exchange	18,013	32,763
Investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	(1,325)	-
Other-than-temporary impairments recognized in accumulated other comprehensive income (loss)	(37,086)	-

Net investment losses related to other-than-temporary impairments	(38,411)	-
Other net realized gains (losses)	511	951
Revenues of consolidated variable interest entities:
Net investment income	13,319	13,141
Net gains (losses) on financial instruments at fair value and foreign exchange	(31,770)	27,692

Total revenues	343,634	(1,754,433)
Expenses:
Losses and loss adjustment (recovery)	82,666	(39,498)
Amortization of deferred acquisition costs	26,682	32,974
Operating	54,869	34,335
Interest	53,369	33,528
Expenses of consolidated variable interest entities:
Operating	6,584	10,618
Interest	10,681	10,524

Total expenses	234,851	82,481

Income (loss) before income taxes	108,783	(1,836,914)
Provision (benefit) for income taxes	54,282	(650,471)

Net income (loss)	$54,501	$(1,186,443)

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2012	2011
Net income (loss)	$54,501	$(1,186,443)
Other comprehensive income (loss), net of tax:
Unrealized gains (losses) on available-for-sale securities:
Unrealized holding gains (losses) arising during the period, net of tax of $5,328 and $14,684	27,248	49,086
Less: Reclassification adjustments for (gains) losses included in net income, net of tax of $2,638 and $9,300	(4,900)	(17,271)

Unrealized gains (losses) on available-for-sale securities, net	22,348	31,815

Other-than-temporary impairments on available-for-sale securities:
Other-than-temporary impairments arising during the period, net of tax of $0 and $0	-	-
Less: Reclassification adjustments for other-than-temporary impairments included in net income, net of tax of $12,980 and $0	24,106	-

Other-than-temporary impairments on available-for-sale securities, net	24,106	-

Foreign currency translation, net of tax of $188 and $631	(12,382)	(35,388)

Total other comprehensive income (loss), net of tax	34,072	(3,573)

Comprehensive income (loss)	$88,573	$(1,190,016)

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT) (Unaudited)

For The Three Months Ended March 31, 2012

(In thousands except share amounts)

	Preferred Stock		Common Stock		Additional Paid-in	Retained Earnings	Accumulated Other Comprehensive	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount	Capital	(Deficit)	Income (Loss)	(Deficit)

Balance, December 31, 2011	2,759	$27,598	67,936	$15,000	$985,835	$(1,396,905)	$4,075	$(364,397)

Net income (loss)	-	-	-	-	-	54,501	-	54,501
Other comprehensive income (loss)	-	-	-	-	-	-	34,072	34,072
Share-based compensation net of tax of $4,284	-	-	-	-	(3,911)	-	-	(3,911)

Balance, March 31, 2012	2,759	$27,598	67,936	$15,000	$981,924	$(1,342,404)	$38,147	$(279,735)

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2012	2011
Cash flows from operating activities:
Premiums, fees and reimbursements received	$48,769	$78,563
Investment income received	101,674	116,080
Insured derivative losses and commutations paid	(20,270)	(386,370)
Financial guarantee losses and loss adjustment expenses paid	(159,696)	(193,170)
Proceeds from reinsurance and recoveries	16,227	27,169
Operating and employee related expenses paid	(43,664)	(37,321)
Interest paid	(111,711)	(151,781)
Income taxes paid	(160)	(1,452)

Net cash used by operating activities	(168,831)	(548,282)

Cash flows from investing activities:
Purchase of fixed-maturity securities	(96,010)	(225,849)
Sale of fixed-maturity securities	345,777	502,316
Proceeds from paydowns on variable interest entity loans	59,992	84,330
Proceeds from paydown on secured loan to Parent	-	175,000
Redemptions of fixed-maturity securities	-	104,147
Redemptions of held-to-maturity investments	181,122	-
Sale (purchase) of short-term investments, net	50,953	(6,796)
Sale (purchase) of other investments, net	1,178	(223)
(Payments) proceeds for derivative settlements	(30,543)	-
Capital expenditures	(234)	(304)

Net cash provided by investing activities	512,235	632,621

Cash flows from financing activities:
Principal paydown of variable interest entity notes	(288,109)	(293,773)

Net cash used by financing activities	(288,109)	(293,773)

Net increase (decrease) in cash and cash equivalents	55,295	(209,434)
Cash and cash equivalents - beginning of period	296,484	992,842

Cash and cash equivalents - end of period	$351,779	$783,408

Reconciliation of net income (loss) to net cash used by operating activities:
Net income (loss)	$54,501	$(1,186,443)
Changes in:
Accrued investment income	3,722	6,588
Premiums receivable	38,935	25,072
Deferred acquisition costs	27,076	31,788
Unearned premium revenue	(125,900)	(101,316)
Prepaid reinsurance premiums	75,930	55,732
Reinsurance premiums payable	(5,632)	(5,066)
Loss and loss adjustment expense reserves	22,543	(119,387)
Reinsurance recoverable on paid and unpaid losses	(2,251)	17,577
Insurance loss recoverable	(90,839)	(104,708)
Receivable from affiliates	(1,504)	14,352
Payable to reinsurers on recoverables	11,228	(1,842)
Accounts receivable	(1)	(258)
Accrued expenses	39,334	(40,380)
Deferred fee revenue	(24,422)	(18,948)
Current income taxes	2,577	(3,878)
Amortization of bond premiums, net	1,165	(10,309)
Depreciation	505	768
Other net realized (gains) losses	(511)	(951)
Investment losses on other-than-temporarily impaired investments	38,411	-
Unrealized (gains) losses on insured derivatives	(303,387)	1,594,658
Net (gains) losses on financial instruments at fair value and foreign exchange	13,757	(60,455)
Deferred income tax provision (benefit)	51,588	(648,086)
Share-based compensation	373	369
Other operating	3,971	6,841

Total adjustments to net income (loss)	(223,332)	638,161

Net cash used by operating activities	$(168,831)	$(548,282)

The accompanying notes are an integral part of the consolidated financial statements.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 1: Business Developments, Risks and Uncertainties, and Liquidity

Summary

MBIA Insurance Corporation is a wholly-owned subsidiary of MBIA Inc. (the “Parent” or “MBIA”). The guarantees of MBIA Insurance Corporation and its subsidiaries, (“MBIA Corp.”) insure structured finance and asset-backed obligations, privately issued bonds used for the financing of public purpose projects, which are primarily located outside of the United States (“U.S.”) and that include toll roads, bridges, airports, public transportation facilities, utilities and other types of infrastructure projects serving a substantial public purpose, and obligations of sovereign and sub-sovereign issuers. Structured finance and asset-backed securities (“ABS”) typically are securities repayable from expected cash flows generated by a specified pool of assets, such as residential and commercial mortgages, insurance policies, consumer loans, corporate loans and bonds, trade and export receivables, leases for equipment, aircraft and real property.

Business Developments

As a result of insured losses during the period from 2007 to March 31, 2012, MBIA Corp. has seen ratings downgrades, a near cessation of new insurance business written by MBIA Corp. and increasing liquidity pressure. MBIA Corp. has been unable to write meaningful amounts of new insurance business since 2008 and does not expect to write significant new insurance business prior to an upgrade of its credit ratings. As of March 31, 2012, MBIA Insurance Corporation was rated B with a negative outlook by Standard & Poor’s Financial Services LLC (“S&P”) and B3 with a review for a possible downgrade by Moody’s Investors Service, Inc. (“Moody’s”). MBIA Corp. had an excess of liabilities over assets of $280 million as of March 31, 2012.

During the quarter ended March 31, 2012, MBIA Corp. continued to seek to reduce both the absolute amount and the volatility of its obligations and potential future claim payments through the execution of commutations of insurance policies. The combination of payments to reduce liabilities, claims payments and the failure of certain mortgage originators to honor contractual obligations to repurchase ineligible mortgage loans from securitizations MBIA Corp. insured has increased liquidity pressure on MBIA Corp. As of March 31, 2012, cash and liquid assets decreased to $329 million as of March 31, 2012, from $534 million as of December 31, 2011 principally as a result of claims payments. Claims payments primarily resulted from the failure of certain mortgage-backed securities (“MBS”) sponsors to honor contractual obligations to repurchase ineligible mortgage loans. MBIA Corp. believes this liquidity position provides it with sufficient funds to cover expected obligations through 2012.

During the quarter ended March 31, 2012, MBIA Corp. made $211 million in gross claim payments, and commuted $4.3 billion of gross insured exposure comprising investment grade corporate collateralized debt obligations (“CDOs”), and commercial real estate (“CRE”) CDOs, all of which were previously disclosed in “Note 1: Business Developments, Risk and Uncertainties, and Liquidity” in the Notes to Consolidated Financial Statements included in Exhibit 99.3 to MBIA Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011. Subsequent to March 31, 2012, MBIA Corp. agreed to commute transactions with additional counterparties. These transactions, primarily comprising commercial mortgage-backed securities (“CMBS”), CRE CDOs, ABS CDOs, and subprime residential mortgage-backed securities (“RMBS”) transactions totaled $7.2 billion in gross insured exposure. MBIA Corp.’s ability to commute insured transactions may be limited by available liquidity as determined based on management’s assessment. MBIA Corp. currently evaluates different methodologies to mitigate liquidity stress, including lending arrangements between affiliates.

The reference herein to “ineligible” mortgage loans refers to those mortgage loans that MBIA Corp. believes failed to comply with the representations and warranties made by the sellers/servicers of the securitizations to which those mortgage loans were sold (including mortgage loans that failed to comply with the related underwriting criteria), based on MBIA Corp.’s assessment of such mortgage loans’ compliance with such representations and warranties, which included information provided by third-party review firms. MBIA Corp.’s assessment of the ineligibility of individual mortgage loans could be challenged by the sellers/servicers of the securitizations in litigation and there is no assurance that MBIA Corp.’s determinations will prevail.

Risks and Uncertainties

MBIA Corp.’s consolidated financial statements include estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. The outcome of certain significant risks and uncertainties could cause MBIA Corp. to revise its estimates and assumptions or could cause actual results to differ from MBIA Corp.’s estimates. While MBIA Corp. believes it continues to have sufficient capital and liquidity to meet all of its expected obligations, if one or more possible adverse outcomes were to be realized, its statutory capital, financial position, results of operations and cash flows could be materially and adversely affected.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 1: Business Developments, Risks and Uncertainties, and Liquidity (continued)

Significant risks and uncertainties that could affect amounts reported in MBIA Corp.’s financial statements in future periods include, but are not limited to, the following:

•

MBIA Corp.’s efforts to recover losses from second-lien securitization originators could be delayed, settled at amounts below its contractual claims or potentially settled at amounts below those recorded on its balance sheets prepared under accounting principles generally accepted in the United States of America (“GAAP”) and statutory accounting principles (“U.S. STAT”). Contractual claims could become subject to bankruptcy proceedings of the originators. As of March 31, 2012 and December 31, 2011, MBIA Corp.’s estimated recoveries after income taxes calculated at the federal statutory rate of 35%, were $2.1 billion and $2.0 billion, respectively, which was negative 736% and 556% of the consolidated total shareholders’ deficit, respectively. As of March 31, 2012 and December 31, 2011, the related measures calculated under U.S. STAT were 112% and 89%, respectively, of the statutory capital of MBIA Corp. Refer to “Note 5: Loss and Loss Adjustment Expense Reserves” for information about MBIA Corp.’s second-lien RMBS loss recoveries.

•

MBIA Corp. has commuted most of its higher risk CMBS pool exposures. However, if the U.S. economy weakens, commercial real estate values decline or commercial real estate servicer behavior does not continue to mitigate potential or actual credit losses in line with current trends, MBIA Corp. could incur substantial losses in that sector. As of March 31, 2012, MBIA Corp. had CMBS pool and CRE CDO insured par exposure of approximately $19.2 billion and $4.3 billion, respectively, excluding approximately $3.3 billion of CRE loan pools, primarily comprising European assets. Since the end of 2007 through March 31, 2012, MBIA Corp.’s CMBS pool and CRE CDO gross par exposure has decreased by approximately $30.5 billion, primarily from negotiated commutations and early settlements. Refer to “Note 5: Loss and Loss Adjustment Expense Reserves” for information about MBIA Corp.’s estimate of CMBS credit impairments.

•

Incurred losses from insured RMBS have declined from their peaks. However, due to the large percentage of ineligible mortgage loans included within MBIA Corp.’s insured second-lien portfolio, performance remains difficult to predict and losses could ultimately be in excess of MBIA Corp.’s current estimated loss reserves. Refer to “Note 5: Loss and Loss Adjustment Expense Reserves” for information about MBIA Corp.’s RMBS loss reserves.

•

While MBIA Corp. has settled a substantial portion of its insured ABS CDO exposure at levels, on average, within its statutory loss reserves related to those exposures, further economic stress might cause increases in MBIA Corp.’s loss estimates on its remaining exposure. As of March 31, 2012, MBIA Corp.’s ABS CDO gross par outstanding was approximately $6.0 billion, and had decreased approximately $31.3 billion since 2007.

•

In recent years, key components of MBIA Corp.’s strategy have included commuting volatile insured exposures, purchasing instruments issued or guaranteed by MBIA Corp. in order to reduce future expected economic losses and managing its liquidity requirements and risk. In order to implement this strategy, MBIA Inc. put in place agreements that allocate liquidity resources between MBIA Corp. and its affiliates in order to fund commutations and provide liquidity, where needed. The agreements with affiliates have required the approval of the New York State Department of Financial Services (“NYSDFS”). MBIA Corp.’s ability to continue to draw on affiliate financing, obtain permission for contingency reserve releases, and its ability to pay dividends to MBIA Inc. will in most cases require further approvals from the NYSDFS, and there can be no assurance that MBIA Corp. will be able to obtain such approvals. In addition, in connection with providing such approvals, the NYSDFS may require MBIA Corp. to agree to take, or refrain from taking, certain actions.

•

MBIA Corp.’s recent financial results have been volatile, which has impacted management’s ability to accurately project future taxable income. Insurance losses incurred beyond those currently projected may cause MBIA Corp. to record additional allowances against a portion or all of its deferred tax assets. Refer to “Note 10: Income Taxes” for information about MBIA Corp.’s deferred tax assets.

•	The sovereign debt crisis in the Eurozone could have an adverse impact on insured European exposures and/or cause a global slowdown in growth, thereby adversely affecting U.S. insured exposures.

•

In the event the economy and the markets to which MBIA Corp. is exposed do not improve, or decline, the unrealized losses on insured credit derivatives could increase, causing additional stress in MBIA Corp.’s reported financial results. In addition, volatility in the relationship between MBIA Corp.’s credit spreads and those on underlying collateral assets of insured credit derivatives can create significant unrealized gains and losses in MBIA Corp.’s reported results of operations. Refer to “Note 6: Fair Value of Financial Instruments” for information about MBIA Corp.’s valuation of insured credit derivatives.

As of March 31, 2012, MBIA Corp. had $1.9 billion of statutory capital. Statutory capital, defined as policyholders’ surplus and contingency reserves, is a key measure of an insurance company’s financial condition under insurance laws and regulations. Failure to maintain adequate levels of statutory surplus and total statutory capital could lead to intervention by MBIA Corp.’s insurance regulators in its operations and constitute an event of default under certain of MBIA Corp.’s contracts, thereby materially and adversely affecting MBIA Corp.’s financial condition and results of operations. Pursuant to approval granted by the NYSDFS in accordance with New York Insurance Law (“NYIL”), as of March 31, 2012, MBIA Insurance Corporation released to surplus an aggregate of $196 million of excessive contingency reserves.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 1: Business Developments, Risks and Uncertainties, and Liquidity (continued)

Key Lending Agreements with Affiliates

MBIA Corp. has entered into agreements with affiliates as follows:

National Secured Loan

National Public Finance Guarantee Corporation (“National”) provided a secured loan to MBIA Insurance Corporation (“National Secured Loan”) in order to enable MBIA Insurance Corporation to fund settlements and commutations of its insurance policies. This loan was approved by the NYSDFS as well as by the boards of directors of MBIA Inc., MBIA Insurance Corporation and National. The National Secured Loan has a fixed annual interest rate of 7% and a maturity date of December 2016. As of March 31, 2012, the outstanding principal amount under this loan was $1.1 billion. MBIA Insurance Corporation has the option to defer payments of interest when due by capitalizing interest amounts to the loan balance, subject to the collateral value exceeding certain thresholds. MBIA Insurance Corporation has elected to defer the interest payment due on April 1, 2012. MBIA Insurance Corporation’s obligation to repay the loan is secured by a pledge of collateral having an estimated value in excess of the notional amount of the loan as of March 31, 2012, which collateral is comprised of the following future receivables of MBIA Corp. (i) its right to receive put-back recoveries related to ineligible mortgage loans included in its insured second-lien RMBS transactions, (ii) future recoveries on defaulted insured second-lien RMBS transactions resulting from expected excess spread generated by performing loans in such transactions and (iii) future installment premiums. Since March 31, 2012, MBIA Insurance Corporation has borrowed an additional $443 million under the National Secured Loan with the approval of the NYSDFS at the same terms as the original loan to fund additional commutations of its insurance policies. MBIA Insurance Corporation may seek to borrow additional amounts under the loan in the future. Any such increase or other amendment to the terms of the loan would be subject to regulatory approval by the NYSDFS.

MBIA Corp. Secured Loan

MBIA Corp., as lender, maintained a master repurchase agreement with MBIA Inc. (“MBIA Corp. Secured Loan”), for the benefit of MBIA Inc.’s asset liability products business, which totaled $2.0 billion at inception and was scheduled to mature in May 2012, as amended. The average interest rate on the MBIA Corp. Secured Loan was 2.53% for the three months ended March 31, 2012. As of March 31, 2012, the amount outstanding under the MBIA Corp. Secured Loan was $300 million and the fair value of the collateral pledged by MBIA Inc. to MBIA Corp. under this agreement was $166 million. In May 2012, the outstanding balance of the MBIA Corp. Secured Loan was repaid in full. Also in May 2012, the NYSDFS approved the maturity extension of the MBIA Corp. Secured Loan to May 2013 with a maximum outstanding amount of $450 million, subject to MBIA Corp. obtaining prior approval from the NYSDFS for any draws under the facility.

Liquidity

As a financial services company, MBIA Corp. has been materially adversely affected by conditions in global financial markets. Current conditions and events in these markets, in addition to the failure by certain originators of RMBS to repurchase the ineligible loans in securitizations MBIA Corp. has insured, have put substantial stress on MBIA Corp.’s liquidity resources.

MBIA Corp. utilizes a liquidity risk management framework, the primary objectives of which are to monitor liquidity positions and projections in its businesses and guide the matching of liquidity resources to needs. MBIA Corp. monitors its cash and liquid asset resources using stress-scenario testing. Members of MBIA Inc.’s and MBIA Corp.’s senior management meet regularly to review liquidity metrics, discuss contingency plans and establish target liquidity cushions on an enterprise-wide basis. As part of MBIA Corp.’s liquidity risk management framework, MBIA Corp. evaluates and manages liquidity on a legal entity basis to take into account the legal, regulatory and other limitations on available liquidity resources within MBIA Corp.

The majority of MBIA Corp.’s liquidity management efforts focus on losses on insured exposures, payments to counterparties in consideration for the commutation of insured transactions, and delays in the collection of contract claim recoveries related to ineligible mortgage loans in certain insured transactions. MBIA Corp. is currently subject to negative cash flow as a result of these payments and delays in collecting recoveries.

Liquidity available to MBIA Corp. is affected by its ability to collect on recoverables associated with loss payments, the payment of claims on insured exposures, payments made to commute insured exposure, the repayment of the National Secured Loan, a reduction in investment income, any unanticipated expenses, and the impairment or significant decline in the fair value of invested assets. MBIA Corp. may also experience liquidity constraints as a result of NYIL requirements that MBIA Corp. maintains specified, high quality assets to back its reserves and surplus.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 1: Business Developments, Risks and Uncertainties, and Liquidity (continued)

MBIA Corp. believes its current liquidity position is adequate to make expected future claims payments. However, its liquidity position has been stressed due to the failure of the sellers/servicers of RMBS transactions insured by MBIA Corp. to repurchase ineligible mortgage loans in certain insured transactions and payments to counterparties in consideration for the commutation of insured transactions, which have resulted in a substantial reduction of exposure and potential loss volatility. While MBIA Corp. has made and may in the future make payments to counterparties in consideration for the commutation of insured transactions, MBIA Corp.’s ability to commute insured transactions will depend on management’s assessment of available liquidity.

Payment requirements for MBIA Corp.’s financial guarantee contracts fall into three categories: (i) timely interest and ultimate principal; (ii) ultimate principal only at final maturity; and (iii) payments upon settlement of individual collateral losses as they occur after any deductible or subordination has been exhausted, which payments are unscheduled and therefore more difficult to predict, and which category applies to most of the transactions on which MBIA Corp. has recorded loss reserves. Insured transactions that require payment in full of the principal insured at maturity could present liquidity risks for MBIA Corp. since payment of the principal is due at maturity but any salvage could be recovered over time after payment of the principal amount. MBIA Corp. has inured transactions with substantial principal amounts due at maturity that are scheduled to mature in the near term. While MBIA Corp. expects the transactions to be refinanced on or prior to the maturity date, there is no assurance that such refinancing will occur. In the event that the refinancing does not occur, MBIA Corp. will be required to pay the full insured principal amount at maturity. MBIA Corp. is generally required to satisfy claims within one to three business days, and as a result seeks to identify potential claims in advance through MBIA Corp.’s monitoring process. While MBIA Corp.’s financial guarantee policies generally cannot be accelerated, thereby mitigating liquidity risk, the insurance of credit default swap (“CDS”) contracts may, in certain events, including the insolvency or payment default of the insurer or the issuer of the CDS, be subject to termination by the counterparty, triggering a claim for the fair value of the contract. In order to monitor liquidity risk and maintain appropriate liquidity resources, MBIA Corp. uses the same methodology as it uses to monitor credit quality and losses within its insured portfolio including stress scenarios. Refer to “Note 5: Loss and Loss Adjustment Expense Reserves” in the Notes to Consolidated Financial Statements for further discussion. Additionally, MBIA Corp. requires cash for the payment of operating expenses, as well as principal and interest related to its surplus notes.

Since the fourth quarter of 2007 through March 31, 2012, MBIA Corp. has made $10.9 billion of cash payments, before reinsurance and collections, excluding loss adjustment expense (“LAE”), including payments made to debt holders of consolidated variable interest entities (“VIEs”), associated with second-lien RMBS securitizations and with commutations and claim payments relating to CDS contracts. These cash payments include loss payments of $785 million made on behalf of MBIA Corp.’s consolidated VIEs. Of the $10.9 billion, MBIA Corp. has paid $6.4 billion of gross claims (before reinsurance and collections, excluding LAE) on policies insuring second-lien RMBS securitizations, driven primarily by an extensive number of ineligible mortgage loans being placed in the securitizations in breach of the representations and warranties of the sellers/servicers.

MBIA Corp. is seeking to enforce its rights to have mortgage sellers/servicers cure, replace or repurchase ineligible mortgage loans from securitizations and has recorded a total of $3.2 billion of related expected recoveries on its consolidated balance sheet as of March 31, 2012, including expected recoveries recorded in MBIA Corp.’s consolidated VIEs. MBIA Corp.’s put-back claims have been disputed by the loan sellers/servicers and are the subject of certain litigations discussed more fully in “Note 11: Commitments and Contingencies.” There is some risk that the sellers/servicers or other responsible parties might not be able to fully satisfy any judgment MBIA Corp. secures in litigation. Further, there can be no assurance that MBIA Corp. will be successful or that it will not be delayed in realizing these recoveries. Such risks are contemplated in the scenarios MBIA Corp. utilizes to calculate these recoveries. MBIA Corp. believes that it has adequate liquidity resources to provide for anticipated cash outflows; however if MBIA Corp. does not realize, or is delayed in realizing these expected recoveries, MBIA Corp. may not have adequate liquidity to fully execute its strategy to reduce future potential economic losses by commuting policies and purchasing instruments issued or guaranteed by MBIA Corp., or to repay any affiliate borrowings.

A portion of the commutation payments made since the fourth quarter of 2011 were financed through the National Secured Loan. MBIA Insurance Corporation’s ability to repay the loan and any accrued interest will be primarily predicated on its ability to collect on its recoveries in the future, including its ability to successfully enforce its rights to have mortgage sellers/servicers cure, replace or repurchase ineligible mortgage loans from insured securitizations.

MBIA Corp. also insures third-party holders of MBIA Inc.’s obligations. If MBIA Inc. was unable to meet payment or collateral requirements associated with these obligations, the holders thereof could make claims under the MBIA Corp. insurance policies.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 1: Business Developments, Risks and Uncertainties, and Liquidity (continued)

As of March 31, 2012, MBIA Corp. held cash and available-for-sale investments of $1.3 billion, of which $329 million comprised cash and highly liquid assets. As of December 31, 2011, MBIA Corp. held cash and available-for-sale investments of $1.5 billion, of which $534 million comprised cash and highly liquid assets. MBIA Corp. believes that its liquidity resources, including expected cash inflows, will adequately provide for anticipated cash outflows. In the event of unexpected liquidity requirements, MBIA Corp. may have insufficient resources to meet its obligations or insufficient qualifying assets to support its surplus and reserves, and may seek to increase its cash holdings position by selling or financing assets, or raising external capital, and there can be no assurance that MBIA Corp. will be able to draw on these additional sources of liquidity.

Note 2: Significant Accounting Policies

MBIA Corp. has disclosed its significant accounting policies in “Note 2: Significant Accounting Policies” in the Notes to Consolidated Financial Statements included in Exhibit 99.3 to MBIA Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011. The following significant accounting policies provide an update to those included under the same captions in Exhibit 99.3 to MBIA Inc.’s Annual Report on Form 10-K.

Basis of Presentation

The accompanying unaudited interim consolidated financial statements do not include all of the information and disclosures required by GAAP for annual periods. These statements should be read in conjunction with MBIA Corp.’s consolidated financial statements and notes thereto included in Exhibit 99.3 to MBIA Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011. The accompanying consolidated financial statements have not been audited by an independent registered public accounting firm in accordance with the standards of the Public Company Accounting Oversight Board (U.S.), but in the opinion of management such financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of MBIA Corp.’s consolidated financial position and results of operations.

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. As additional information becomes available or actual amounts become determinable, the recorded estimates are revised and reflected in operating results.

The results of operations for the three months ended March 31, 2012 may not be indicative of the results that may be expected for the year ending December 31, 2012. The December 31, 2011 balance sheet was derived from audited financial statements, but does not include all disclosures required by GAAP for annual periods. Certain amounts have been reclassified in prior years’ financial statements to conform to the current presentation. Such reclassifications had no impact on total revenues, expenses, assets, liabilities, or shareholders’ equity for all periods presented.

Consolidation

The consolidated financial statements include the accounts of MBIA Insurance Corp., its wholly-owned subsidiaries and all other entities in which MBIA Corp. has a controlling financial interest. All material intercompany balances and transactions have been eliminated.

Statements of Cash Flows

Previously, MBIA Corp. has reported the consolidated statements of cash flows on an indirect method. The indirect method uses accrual accounting information to present the cash flows from operations. MBIA Corp. has elected to present the consolidated statements of cash flows using the direct method beginning this period. The direct method uses actual cash flows information from MBIA Corp.’s operations, rather than using accrual accounting values. If either the direct or indirect method is used, total cash flows from operations remain the same. In addition, the presentation of cash flows from investing and financing activities using either the direct or indirect method are also the same. The change to the direct method of calculating and presenting cash flows from operations was implemented retroactively for all statements of cash flows presented herein. Use of the direct method requires a reconciliation of net income to cash flows from operations. This reconciliation is provided as a supplement directly beneath the consolidated statements of cash flows.

Subsequent Events

MBIA Corp. has evaluated all subsequent events as of May 10, 2012, the date of issuance of the consolidated financial statements, for inclusion in MBIA Corp.’s consolidated financial statements and/or accompanying notes.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 3: Recent Accounting Pronouncements

Recently Adopted Accounting Standards

Presentation of Comprehensive Income (ASU 2011-05)

In June 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-05, “Comprehensive Income (Topic 220) — Presentation of Comprehensive Income.” This amendment eliminates the current option to report other comprehensive income and its components solely in the statement of changes in equity except for the presentation of reclassification adjustments for which compliance has been deferred. The amendment does not change what currently constitutes net income and other comprehensive income. The new guidance is effective for MBIA Corp. beginning January 1, 2012. In December 2011, the FASB issued ASU 2011-12 “Comprehensive Income (Topic 220)—Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05,” which defers certain aspects of ASU 2011-05 related to the presentation of reclassification adjustments. MBIA Corp. adopted this standard as of January 1, 2012. As this standard only affects MBIA Corp.’s presentation of comprehensive income, the adoption of this standard did not affect MBIA Corp.’s consolidated balance sheets, results of operations, or cash flows. Refer to “Consolidated Statements of Comprehensive Income” and “Consolidated Statement of Changes in Shareholders’ Equity” for presentation of comprehensive income under the new standard.

Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (ASU 2011-04)

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820) —Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” This amendment results in a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between GAAP and International Financial Reporting Standards (“IFRSs”). MBIA Corp. adopted this standard as of January 1, 2012. As this standard only affects disclosures related to fair value, the adoption of this standard did not affect MBIA Corp.’s consolidated balance sheets, results of operations, or cash flows. Refer to “Note 6: Fair Value of Financial Instruments” for these disclosures.

Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts (ASU 2010-26)

In October 2010, the FASB issued ASU 2010-26, “Financial Services – Insurance (Topic 944)—Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts.” This amendment specifies which costs incurred in the acquisition of new and renewal insurance contracts should be capitalized. MBIA Corp. adopted this standard on a prospective basis in the first quarter of 2012. As MBIA Corp. is currently not writing any significant new business, the adoption of this standard did not have a material effect on MBIA Corp.’s consolidated balance sheets, results of operations, or cash flows. The amount of acquisition costs capitalized during the first quarter of 2012 compared with the amount of acquisition costs that would have been capitalized during the period if MBIA Corp’s previous policy had been applied during that period is not material because MBIA Corp. did not write any significant new business during the period.

Refer to the Notes to Consolidated Financial Statements of MBIA Corp. included in Exhibit 99.3 to MBIA Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011 for further information regarding the effects of recently adopted accounting standards on prior year financials.

Note 4: Variable Interest Entities

MBIA Corp. provides credit protection to issuers of obligations that may involve issuer-sponsored special purpose entities (“SPEs”). An SPE may be considered a VIE to the extent the SPE’s total equity at risk is not sufficient to permit the SPE to finance its activities without additional subordinated financial support or its equity investors lack any one of the following characteristics (i) the power to direct the activities of the SPE that most significantly impact the entity’s economic performance or (ii) the obligation to absorb the expected losses of the entity or the right to receive the expected residual returns of the entity. A holder of a variable interest or interests in a VIE is required to assess whether it has a controlling financial interest, and thus is required to consolidate the entity as primary beneficiary. An assessment of a controlling financial interest identifies the primary beneficiary as the variable interest holder that has both of the following characteristics (i) the power to direct the activities of the VIE that most significantly impact the entity’s economic performance, and (ii) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. The primary beneficiary is required to consolidate the VIE. An ongoing reassessment of controlling financial interest is required to be performed based on any substantive changes in facts and circumstances involving the VIE and its variable interests.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 4: Variable Interest Entities (continued)

MBIA Corp. evaluates issuer-sponsored special purpose entities initially to determine if an entity is a VIE, and is required to reconsider its initial determination if certain events occur. For all entities determined to be VIEs, MBIA Corp. performs an ongoing reassessment to determine whether its guarantee to provide credit protection on obligations issued by VIEs provides MBIA Corp. with a controlling financial interest. Based on its ongoing reassessment of controlling financial interest, MBIA Corp. determines whether a VIE is required to be consolidated or deconsolidated.

MBIA Corp. makes its determination for consolidation based on a qualitative assessment of the purpose and design of a VIE, the terms and characteristics of variable interests of an entity, and the risks a VIE is designed to create and pass through to holders of variable interests. MBIA Corp. generally provides credit protection on obligations issued by VIEs, and holds certain contractual rights according to the purpose and design of a VIE. MBIA Corp. may have the ability to direct certain activities of a VIE depending on facts and circumstances, including the occurrence of certain contingent events, and these activities may be considered the activities of a VIE that most significantly impact the entity’s economic performance. MBIA Corp. generally considers its guarantee of principal and interest payments of insured obligations, given nonperformance by a VIE, to be an obligation to absorb losses of the entity that could potentially be significant to the VIE. At the time MBIA Corp. determines it has the ability to direct the activities of a VIE that most significantly impact the economic performance of the entity based on facts and circumstances, MBIA Corp. is deemed to have a controlling financial interest in the VIE and is required to consolidate the entity as primary beneficiary. MBIA Corp. performs an ongoing reassessment of controlling financial interest that may result in consolidation or deconsolidation of any VIE.

Nonconsolidated VIEs

The following tables present the total assets of nonconsolidated VIEs in which MBIA Corp. holds a variable interest as of March 31, 2012 and December 31, 2011. The following tables present MBIA Corp.’s maximum exposure to loss for nonconsolidated VIEs as well as the value of the assets and liabilities MBIA Corp. has recorded for its interest in these VIEs as of March 31, 2012 and December 31, 2011. MBIA Corp. has aggregated nonconsolidated VIEs based on the underlying credit exposure of the insured obligation. The nature of MBIA Corp.’s variable interests in nonconsolidated VIEs is related to financial guarantees, CDSs and any investments in obligations issued by nonconsolidated VIEs.

	March 31, 2012
			Carrying Value of Assets			Carrying Value of Liabilities
In millions	VIE Assets	Maximum Exposure to Loss	Investments (1)	Premiums Receivable (2)	Insurance Loss Recoverable (3)	Unearned Premium Revenue (4)	Loss and Loss Adjustment Expense Reserves (5)	Derivative Liabilities (6)
Insurance:
Global structured finance:
Collateralized debt obligations	$25,175	$13,686	$39	$60	$-	$52	$3	$175
Mortgage-backed residential	45,442	15,851	11	84	2,854	82	442	6
Mortgage-backed commercial	5,046	2,655	-	2	-	2	-	-
Consumer asset-backed	7,326	4,056	12	23	-	22	20	-
Corporate asset-backed	27,455	13,309	87	170	20	185	-	-

Total global structured finance	110,444	49,557	149	339	2,874	343	465	181
Global public finance	42,975	22,042	-	215	-	270	-	-

Total insurance	$153,419	$71,599	$149	$554	$2,874	$613	$465	$181

(1) - Reported within “Investments” on MBIA Corp.’s consolidated balance sheets.

(2) - Reported within “Premiums receivable” on MBIA Corp.’s consolidated balance sheets.

(3) - Reported within “Insurance loss recoverable” on MBIA Corp.’s consolidated balance sheets.

(4) - Reported within “Unearned premium revenue” on MBIA Corp.’s consolidated balance sheets.

(5) - Reported within “Loss and loss adjustment expense reserves” on MBIA Corp.’s consolidated balance sheets.

(6) - Reported within “Derivative liabilities” on MBIA Corp.’s consolidated balance sheets.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 4: Variable Interest Entities (continued)

	December 31, 2011
			Carrying Value of Assets			Carrying Value of Liabilities
In millions	VIE Assets	Maximum Exposure to Loss	Investments (1)	Premiums Receivable (2)	Insurance Loss Recoverable (3)	Unearned Premium Revenue (4)	Loss and Loss Adjustment Expense Reserves (5)	Derivative Liabilities (6)
Insurance:
Global structured finance:
Collateralized debt obligations	$26,507	$15,466	$42	$67	$-	$58	$3	$113
Mortgage-backed residential	47,669	16,379	25	87	2,773	86	428	5
Mortgage-backed commercial	5,001	2,644	-	2	-	2	-	-
Consumer asset-backed	8,015	4,563	16	26	-	25	23	-
Corporate asset-backed	29,855	15,577	241	192	22	205	-	1

Total global structured finance	117,047	54,629	324	374	2,795	376	454	119
Global public finance	42,106	21,774	-	215	-	270	-	-

Total insurance	$159,153	$76,403	$324	$589	$2,795	$646	$454	$119

(1) - Reported within “Investments” on MBIA Corp.’s consolidated balance sheets.

(2) - Reported within “Premiums receivable” on MBIA Corp.’s consolidated balance sheets.

(3) - Reported within “Insurance loss recoverable” on MBIA Corp.’s consolidated balance sheets.

(4) - Reported within “Unearned premium revenue” on MBIA Corp.’s consolidated balance sheets.

(5) - Reported within “Loss and loss adjustment expense reserves” on MBIA Corp.’s consolidated balance sheets.

(6) - Reported within “Derivative liabilities” on MBIA Corp.’s consolidated balance sheets.

The maximum exposure to losses as a result of MBIA Corp.’s variable interest in the VIE is represented by insurance in force. Insurance in force is the maximum future payments of principal and interest, net of cessions to reinsurers, which may be required under commitments to make payments on insured obligations issued by nonconsolidated VIEs.

Consolidated VIEs

The carrying amounts of assets and liabilities of consolidated VIEs were $9.4 billion and $8.4 billion, respectively, as of March 31, 2012, and $9.5 billion and $8.5 billion, respectively, as of December 31, 2011. The carrying amounts of assets and liabilities are presented separately in “Assets of consolidated variable interest entities” and “Liabilities of consolidated variable interest entities” on MBIA Corp.’s consolidated balance sheets. Additional VIEs are consolidated or deconsolidated based on an ongoing reassessment of controlling financial interest, when events occur or circumstances arise, and whether the ability to exercise rights that constitute power to direct activities of any VIEs are present according to the design and characteristics of these entities. No additional VIEs were consolidated or deconsolidated for the three months ended March 31, 2012 and 2011.

Holders of insured obligations of issuer-sponsored VIEs related to MBIA Corp. do not have recourse to the general assets of MBIA Corp. except to the extent of the insurance provided. In the event of nonpayment of an insured obligation issued by a consolidated VIE, MBIA Corp. is obligated to pay principal and interest, when due, on the respective insured obligation only. MBIA Corp.’s exposure to consolidated VIEs is limited to the credit protection provided on insured obligations and any additional variable interests held by MBIA Corp.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Loss and Loss Adjustment Expense Reserves

Loss and Loss Adjustment Expense Process

As of March 31, 2012, the majority of MBIA Corp.’s case basis reserves and insurance loss recoveries recorded in accordance with GAAP were related to insured first-lien and second-lien RMBS transactions. These reserves and recoveries do not include estimates for policies insuring credit derivatives. Policies insuring credit derivative contracts are accounted for as derivatives and carried at fair value under GAAP. The fair values of insured derivative contracts are influenced by a variety of market and transaction-specific factors that may be unrelated to potential future claim payments under MBIA Corp.’s insurance policies. In the absence of credit impairments on insured derivative contracts, or the early termination of such contracts at a loss, the cumulative unrealized losses recorded from fair valuing these contracts should reverse before or at the maturity of the contracts.

Notwithstanding the difference in accounting under GAAP for financial guarantee policies and MBIA Corp.’s insured derivatives, insured derivatives have similar terms, conditions, risks, and economic profiles to financial guarantee insurance policies, and, therefore, are evaluated by MBIA Corp. for loss (referred to as credit impairment herein) and LAE periodically in the same way that loss and LAE reserves are estimated for financial guarantee insurance policies. Credit impairments represent actual payments and collections plus the present value of estimated expected future claim payments, net of recoveries. MBIA Corp.’s expected future claim payments were discounted using a rate of 5.59%, the same rate it used to calculate its statutory loss reserves as of March 31, 2012. These credit impairments, calculated in accordance with U.S. STAT, differ from the fair values recorded in MBIA Corp.’s consolidated financial statements. MBIA Corp. regards its credit impairment estimates as critical information for investors as it provides information about loss payments MBIA Corp. expects to make on insured derivative contracts. As a result, the following loss and LAE process discussion includes information about loss and LAE activity recorded in accordance with GAAP for financial guarantee insurance policies and credit impairments estimated in accordance with U.S. STAT for insured derivative contracts. Refer to “Note 6: Loss and Loss Adjustment Expense Reserves” in the Notes to Consolidated Financial Statements included in Exhibit 99.3 of MBIA Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011 for information about MBIA Corp.’s monitoring of outstanding insured obligations and for additional information about its loss reserving process. Refer to “Note 6: Fair Value of Financial Instruments” included herein for additional information about MBIA Corp.’s insured credit derivative contracts.

RMBS Case Basis Reserves and Recoveries

MBIA Corp.’s RMBS reserves and recoveries relate to financial guarantee insurance policies. MBIA Corp. calculated RMBS case basis reserves as of March 31, 2012 for both first-lien and second-lien RMBS transactions using a process called the “Roll Rate Methodology.” The Roll Rate Methodology is a multi-step process using a database of loan level information, a proprietary internal cash flow model, and a commercially available model to estimate expected ultimate cumulative losses on insured bonds. “Roll Rate” is defined as the probability that current loans become delinquent and that loans in the delinquent pipeline are charged-off or liquidated. Generally, Roll Rates are calculated for the previous three months and averaged. The loss reserve estimates are based on a probability-weighted average of three scenarios of loan losses (base case, stress case, and an additional stress case).

In calculating ultimate cumulative losses for RMBS, MBIA Corp. estimates the amount of loans that are expected to be charged-off (deemed uncollectible by servicers of the transactions) or liquidated in the future. MBIA Corp. assumes that such charged-off loans have zero recovery values.

First-lien RMBS Reserves

MBIA Corp.’s first-lien RMBS case basis reserves as of March 31, 2012, which primarily relate to RMBS backed by alternative A-paper (“Alt-A”) and subprime mortgage loans, were determined using the Roll Rate Methodology. MBIA Corp. assumes that the Roll Rate for loans in foreclosure, Real Estate Owned (“REO”) and bankruptcy are 90%, 90% and 75%, respectively. Roll Rates for current, 30-59 day delinquent loans, 60-89 day delinquent loans and 90+ day delinquent loans are calculated on a transaction-specific basis. Roll Rates for loans that are current as of February 29, 2012 (“Current Roll to Loss”) stay at the February 29, 2012 level for two months before declining to 25% of this level over a 24-month period. Additionally, MBIA Corp. runs scenarios where the 90+ day roll rate to loss is set at 90%. The Roll Rates are applied to the amounts in the respective delinquency buckets based on delinquencies as of February 29, 2012 to estimate future losses from loans that are delinquent as of the current reporting period.

In calculating ultimate cumulative losses for first-lien RMBS, MBIA Corp. estimates the amount of loans that are expected to be liquidated through foreclosure or short sale. The time to liquidation for a defaulted loan is specific to the loan’s delinquency bucket with the latest three-month average loss severities generally used to calculate losses at loan liquidation. The loss severities are reduced over time to account for reduction in the amount of foreclosure inventory, future increases in home prices, and principal amortization of the loan.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

Second-lien RMBS Reserves

MBIA Corp.’s second-lien RMBS case basis reserves as of March 31, 2012 relate to RMBS backed by home equity lines of credit (“HELOCs”) and closed-end second mortgages (“CES”).

The Roll Rates for 30-59 day delinquent loans and 60-89 day delinquent loans are calculated on a transaction-specific basis. MBIA Corp. assumes that the Roll Rate for 90+ day delinquent loans, excluding foreclosures, REO and bankruptcies, is 95%. The Roll Rates are applied to the amounts in the respective delinquency buckets based on delinquencies as of February 29, 2012 to estimate future losses from loans that are delinquent as of the current reporting period.

Current Roll to Loss is calculated on a transaction-specific basis. A proportion of loans reported current as of February 29, 2012 is assumed to become delinquent every month, at a Current Roll to Loss rate that persists at a high level for a time and subsequently starts to decline. A key assumption in the model is the period of time in which MBIA Corp. projects high levels of Current Roll to Loss to persist. In the base case, MBIA Corp. assumes that the Current Roll to Loss begins to decline immediately and continues to decline over the next six months to 25% of their levels as of February 29, 2012. In the stress case, the period of elevated delinquency and loss is extended by six months. In the additional stress case, MBIA Corp. assumes that the current trends in losses will remain through mid-2013, after which time they will revert to the base case. For example, in the base case, as of February 29, 2012, if the amount of current loans which become 30-59 days delinquent is 10%, and recent performance suggests that 30% of those loans will be charged-off, the Current Roll to Loss for the transaction is 3%. In the base case, it is then assumed that the Current Roll to Loss will reduce linearly to 25% of its original value over the next six months (i.e., 3% will linearly reduce to 0.75% over the six months from March 2012 to August 2012). After that six-month period, MBIA Corp. further reduces the Current Roll to Loss to 0% by early 2014 with the expectation that the performing seasoned loans will eventually result in loan performance reverting to historically low levels of default. In the model, MBIA Corp. assumes that all current loans that become delinquent are charged-off.

In addition, in MBIA Corp.’s loss reserve models for transactions secured by HELOCs, MBIA Corp. considers borrower draw and prepayment rates and factors that could affect the excess spread generated by current loans which offsets losses and reduces payments. For HELOCs, the current three-month average draw rate is generally used to project future draws on the line. For HELOCs and transactions secured by fixed-rate CES, the three-month average conditional prepayment rate is generally used to start the projection for trends in voluntary principal prepayments. Projected cash flows are also based on an assumed constant basis spread between floating rate assets and floating rate insured debt obligations (the difference between Prime and London Interbank Offered Rate (“LIBOR”) interest rates, minus any applicable fees). For all transactions, cash flow models consider allocations and other structural aspects of the transactions, including managed amortization periods, rapid amortization periods and claims against MBIA Corp.’s insurance policy consistent with such policy’s terms and conditions. In developing multiple loss scenarios, stress is applied by elongating the Current Roll to Loss rate for various periods, simulating a slower improvement in the transaction performance. The estimated net claims from the procedure above are then discounted using a risk-free rate to a net present value reflecting MBIA Corp.’s general obligation to pay claims over time and not on an accelerated basis. The above assumptions represent MBIA Corp.’s best estimates of how transactions will perform over time.

MBIA Corp. monitors portfolio performance on a monthly basis against projected performance, reviewing delinquencies, Roll Rates, and prepayment rates (including voluntary and involuntary). However, given the large percentage of mortgage loans that were not underwritten by the sellers/servicers in accordance with applicable underwriting guidelines, performance remains difficult to predict and losses may exceed expectations. In the event of a material deviation in actual performance from projected performance, MBIA Corp. would increase or decrease the case basis reserves accordingly. If actual performance were to remain at the peak levels MBIA Corp. is modeling for six months longer than in the probability-weighted outcome, the addition to the case basis reserves before considering potential recoveries would be approximately $160 million.

Second-lien RMBS Recoveries

As of March 31, 2012, MBIA Corp. recorded estimated recoveries of $3.2 billion, gross of income taxes, related to second-lien RMBS put-back claims on ineligible loans, consisting of $2.1 billion included in “Insurance loss recoverable” and $1.1 billion included in “Loan repurchase commitments” presented under the heading “Assets of consolidated variable interest entities” on MBIA Corp.’s consolidated balance sheets. As of March 31, 2012 and December 31, 2011, MBIA Corp.’s estimated recoveries after income taxes calculated at the federal statutory rate of 35%, were $2.1 billion and $2.0 billion, respectively, which was negative 736% and 556% of the consolidated total shareholders’ deficit respectively. The negative percentage as of March 31, 2012 and December 31, 2011 was a result of shareholders’ deficit of $280 million and $364 million respectively, recorded on MBIA Corp.’s consolidated balance sheets. These estimated recoveries relate to MBIA Corp.’s put-back claims of ineligible loans, which have been disputed by the loan sellers/servicers and are currently subject to litigation initiated by MBIA Corp. to pursue recovery. While MBIA Corp. believes that it will prevail in enforcing its contractual rights, there is uncertainty with respect to the ultimate outcome. Furthermore, there is a risk that sellers/servicers or other responsible parties might not be able to satisfy their put-back obligations. Such risks are contemplated in the scenarios MBIA Corp. utilizes to calculate recoveries.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

Beginning in 2008, MBIA Corp. utilized loan level forensic review consultants to re-underwrite/review mortgage loan files underlying certain first and second-lien RMBS transactions insured by MBIA Corp. The consultants graded the individual mortgages that were sampled into an industry standard three level grading scale, defined as (i) Level 1—loans complied with specific underwriting guidelines, (ii) Level 2—loans contained some deviation from underwriting guidelines but also contained sufficient compensating factors and (iii) Level 3—loans contained material deviation from the underwriting guidelines without any compensating factors. MBIA Corp.’s forensic review consultants utilized the same underwriting guidelines that the originators were to have used to qualify borrowers when originally underwriting the loans and determined that more than 80% of the loans reviewed were considered to be ineligible mortgage loans. MBIA Corp. has developed estimates of breach rates primarily based upon loans with credit breaches or credit and compliance breaches because MBIA Corp. believes that loans with these types of breaches are not judgmental and cannot be cured. Breach rates were determined by dividing the number of loans that contained credit and/or credit and compliance breaches by the total number of loans reviewed for a particular transaction.

Legal decisions have led MBIA Corp. to conclude that the practice of reviewing individual loans for the purpose of assessing put-back recoveries is no longer necessary. MBIA Corp. determined in the context of the favorable decision on its motion in limine addressing the use of sampling to establish breach-of-contract claims in the Countrywide litigation (MBIA Insurance Corp. v. Countrywide Home Loans, Inc., et al, Index No. 602825/08 (N.Y. Sup. Ct.)) that a sufficient number of loans in each securitization have already been reviewed to demonstrate widespread breaches of the contractual provisions of the agreements with the sponsors. Furthermore, MBIA Corp. has received subsequent opinions which have confirmed that MBIA Corp. is not limited to a loan-by-loan put-back remedy and can seek a pool-wide remedy based on sampling and extrapolation as well as decisions in MBIA Corp.’s favor related to causation and rescissory damages.

The above-referenced developments have led MBIA Corp. to utilize probability-weighted scenarios primarily based on the percentage of incurred losses MBIA Corp. would collect as opposed to recoveries based primarily on loan file reviews. MBIA Corp.’s recovery estimates incorporate five scenarios that include full recovery of its incurred losses and limited/reduced recoveries due to litigation delays and risks and/or potential financial distress of the sellers/servicers. Probabilities were assigned across these scenarios, with most of the probability weight on partial recovery scenarios. However, based on MBIA Corp.’s assessment of the strength of its contract claims, MBIA Corp. believes it is entitled to collect the full amount of its incurred losses on these transactions, which totaled $4.8 billion through March 31, 2012.

MBIA Corp. has not recognized potential recoveries related to sellers/servicers that MBIA Corp. has determined did not have sufficient capital and resources to honor their obligations. MBIA Corp.’s expected recoveries may be discounted in the future based on a review of the creditworthiness of sellers/servicers. In particular, MBIA Corp. believes it is now more likely that GMAC Mortgage, LLC and Residential Funding Company, LLC will file for bankruptcy in light of their reported financial condition and public comments made by Ally Financial Inc. In the event of a bankruptcy filing by GMAC Mortgage, LLC and Residential Funding Company, LLC, MBIA Corp. will re-assess the value of its expected recoveries against GMAC Mortgage, LLC and Residential Funding Company, LLC and may have to substantially reduce the value of such recoveries depending on MBIA Corp.’s assessment of its likely recovery in the bankruptcy proceeding based on the information available in connection with the bankruptcy. At this time MBIA Corp. cannot reasonably estimate the amount of the change, if any, in the value of the recoveries, which will depend on whether there is a bankruptcy filing and on other facts and circumstances that are unknown at this time. MBIA Corp. assesses the financial abilities of the sellers/servicers using external credit ratings and other factors. The impact of such factors on cash flows related to expected recoveries is incorporated into MBIA Corp.’s probability-weighted scenarios. The indicative scenarios and related probabilities assigned to each scenario based on MBIA Corp.’s judgment about their relative likelihoods of being realized are used to develop a distribution of possible outcomes. The sum of the probabilities assigned to all scenarios is 100%. Expected cash inflows from recoveries are discounted using the current risk-free rate associated with the underlying transaction, which ranged from 1.0% to 2.2%, depending upon the transaction’s expected average life.

MBIA Corp.’s potential recoveries are typically based on either salvage rights, the rights conferred to MBIA Corp. through the transactional documents (inclusive of the insurance agreement), or subrogation rights embedded within financial guarantee insurance policies. The second-lien RMBS transactions with respect to which MBIA Corp. has estimated put-back recoveries provide MBIA Corp. with such rights. Expected salvage and subrogation recoveries, as well as recoveries from other remediation efforts, reduce MBIA Corp.’s claim liability. Once a claim payment has been made, the claim liability has been satisfied and MBIA Corp.’s right to recovery is no longer considered an offset to future expected claim payments, but is recorded as a salvage asset. The amount of recoveries recorded by MBIA Corp. is limited to paid claims plus the present value of projected future claim payments. As claim payments are made, the recorded amount of potential recoveries may exceed the remaining amount of the claim liability for a given policy.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

To date, sellers/servicers have not substituted loans which MBIA Corp. has put-back, and the amount of loans repurchased has been insignificant. The unsatisfactory resolution of these put-backs led MBIA Corp. to initiate litigation against five of the sellers/servicers to enforce their obligations. MBIA Corp. has alleged several causes of action in its complaints, including breach of contract, fraudulent inducement and indemnification. MBIA Corp.’s aggregate $3.2 billion of estimated potential recoveries do not include damages from causes of action other than breach of contract. Irrespective of amounts recorded in its financial statements, MBIA Corp. is seeking to recover the full amount of its incurred losses and other damages on these transactions. MBIA Corp. has not collected any material amounts of cash related to these recoveries. Additional information on the status of these litigations can be found in the “Recovery Litigation” discussion within “Note 11: Commitments and Contingencies.”

MBIA Corp. has received five decisions with regard to the respective defendants’ motions to dismiss MBIA Corp.’s claims. In each instance, the respective court denied the motion, allowing MBIA Corp. to proceed on, at minimum, its fraud and breach-of-contract claims. In December 2011, MBIA Corp. reached an agreement with one of the five sellers/servicers with whom it had initiated litigation and that litigation has been dismissed.

MBIA Corp.’s assessment of the recovery outlook for insured second-lien RMBS issues is principally based on the following factors:

1.	the strength of MBIA Corp.’s existing contract claims related to ineligible loan substitution/repurchase obligations;

2.	the settlement for $1.1 billion of Assured Guaranty’s put-back related claims with Bank of America in April 2011;

3.	the improvement in the financial strength of the sellers/servicers due to mergers and acquisitions and/or government assistance, which should facilitate their ability to comply with required loan repurchase/substitution obligations. MBIA Corp. is not aware of any provisions that explicitly preclude or limit the successors’ obligations to honor the obligations of the original sponsor. MBIA Corp.’s assessment of any credit risk associated with these sponsors (or their successors) is reflected in MBIA Corp.’s probability-weighted potential recovery scenarios;

4.	evidence of loan repurchase/substitution compliance by sellers/servicers for put-back requests made by other harmed parties with respect to ineligible loans; this factor is further enhanced by (i) Bank of America’s disclosure that it has resolved $8.0 billion of repurchase requests in the fourth quarter of 2010; (ii) the Fannie Mae settlements with Ally Bank announced on December 23, 2010 and with Bank of America (which also involved Freddie Mac) announced on December 31, 2010, and (iii) MBIA Corp.’s settlement agreements entered into on July 16, 2010 and December 13, 2011 respectively, between MBIA Corp. and sponsors of certain MBIA Corp.-insured mortgage loan securitizations in which MBIA Corp. received consideration in exchange for a release relating to its representation and warranty claims against the sponsor. These settlements resolved all of MBIA Corp.’s representation and warranty claims against the sponsors on mutually beneficial terms and in aggregate were slightly more than the recoveries previously recorded by MBIA Corp. related to these exposures;

5.	the favorable outcome for MBIA Corp. on defendants’ motions to dismiss in the litigations discussed above, where the respective courts allowed MBIA Corp.’s contract and fraud claims against the defendants to proceed;

6.	the favorable outcome in the Countrywide litigation on MBIA Corp.’s motion to present evidence of liability and damages through the introduction of statistically valid random samples of loans rather than on a loan-by-loan basis;

7.	the favorable outcome in the Countrywide litigation denying Bank of America’s motion to dismiss MBIA Corp.’s claims for successor liability as well as a decision from the New York Supreme Court Appellate Division, First Department, which lifted the stay on discovery related to successor liability claims at Bank of America;

8.	the favorable outcome in the Countrywide litigation on MBIA Corp.’s motion regarding causation and MBIA Corp.’s right to rescissory damages;

9.	the unanimous ruling from the New York Supreme Court Appellate Division, First Department, in the Countrywide litigation allowing MBIA Corp. to pursue its fraud claims; and

10.	loan repurchase reserves and/or settlements which have been publicly disclosed by certain sellers/servicers to cover such obligations.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

MBIA Corp. continues to consider all relevant facts and circumstances, including the factors described above, in developing its assumptions on expected cash inflows, probability of potential recoveries (including the outcome of litigation) and recovery period. The estimated amount and likelihood of potential recoveries are expected to be revised and supplemented to the extent there are developments in the pending litigation, new litigation is initiated and/or changes to the financial condition of sellers/servicers occur. While MBIA Corp. believes it will be successful in realizing recoveries from contractual and other claims, the ultimate amounts recovered may be materially different from those recorded by MBIA Corp. given the inherent uncertainty of the manner of resolving the claims (e.g., litigation) and the assumptions used in the required estimation process for accounting purposes which are based, in part, on judgments and other information that are not easily corroborated by historical data or other relevant benchmarks.

All of MBIA Corp.’s policies insuring second-lien RMBS for which litigation has been initiated against sellers/servicers are in the form of financial guarantee insurance contracts. MBIA Corp. has not recorded a gain contingency with respect to pending litigation.

ABS CDOs (Financial Guarantees and Insured Derivatives)

MBIA Corp.’s insured ABS CDOs are transactions that include a variety of collateral ranging from corporate bonds to structured finance assets (which includes but are not limited to RMBS related collateral, CDOs of ABS, corporate CDOs and collateralized loan obligations). These transactions were insured as either financial guarantee insurance policies or credit derivatives with the majority insured in the form of credit derivatives. Since the fourth quarter of 2007, MBIA Corp.’s insured par exposure within the ABS CDO portfolio has been substantially reduced through a combination of terminations and commutations. Accordingly, as of March 31, 2012, the insured par exposure of the ABS CDO financial guarantee insurance policies and credit derivatives portfolio has declined by approximately 84% of the insured amount as of December 31, 2007.

MBIA Corp.’s ABS CDOs originally benefited from two sources of credit enhancement. First, the subordination in the underlying securities collateralizing the transaction must be fully eroded and second, the subordination below the insured tranche in the CDO transaction must be fully eroded before the insured tranche is subject to a claim. MBIA Corp.’s payment obligations after a default vary by transaction and by insurance type.

The primary factor in estimating reserves on insured ABS CDO policies written as financial guarantees and in estimating impairments on insured ABS CDO credit derivatives is the losses associated with the underlying collateral in the transactions. MBIA Corp.’s approach to establishing reserves or impairments in this portfolio employs a methodology which is similar to other structured finance asset classes insured by MBIA Corp. MBIA Corp. uses a total of five probability-weighted scenarios in order to estimate its reserves or impairments for ABS CDOs.

As of March 31, 2012, MBIA Corp. had loss and LAE reserves totaling $168 million related to ABS CDO financial guarantee insurance policies. For the three months ended March 31, 2012, MBIA Corp. had a benefit of $2 million of losses and LAE recorded in earnings related to ABS CDO financial guarantee insurance policies after the elimination of a $16 million benefit as a result of consolidating VIEs. In addition, as of March 31, 2012, MBIA Corp. estimated insured ABS CDO credit derivative impairments and LAE reserves, net of reinsurance and recoveries, totaling $432 million. For the three months ended March 31, 2012, the change in estimated impairments and LAE related to insured ABS CDO credit derivatives were a benefit of $12 million, which was primarily due to agreed upon commutations of credit derivative exposures at less than previously estimated impairments. In the event of further deteriorating performance of the collateral referenced or held in ABS CDO transactions, the amount of losses estimated by MBIA Corp. could increase materially.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

Credit Impairments Related to Structured CMBS Pools, CRE CDOs and CRE Loan Pools (Accounted for as Derivatives)

Most of the structured CMBS pools, CRE CDOs and CRE loan pools insured by MBIA Corp. are accounted for as insured credit derivatives and are carried at fair value in MBIA Corp.’s consolidated financial statements. The following discussion provides information about MBIA Corp.’s process for estimating credit impairments on these contracts using its statutory loss reserve methodology, determined as the present value of the probability-weighted potential future losses, net of estimated recoveries, across multiple scenarios, plus actual payments and collections. For the three months ended March 31, 2012, additional credit impairments and LAE on structured CMBS pools, CRE CDOs and CRE loan pools were estimated to be $295 million as a result of additional delinquencies and loan level liquidations, as well as continued refinements of MBIA Corp.’s assessment of various commutation possibilities. The cumulative credit impairments and LAE on structured CMBS pools, CRE CDOs and CRE loan pools were estimated to be $3.1 billion through March 31, 2012. Although the pace of increases in the delinquency rate has slowed and many loans are being modified, liquidations have taken place. Some loans were liquidated with minimal losses of 1% to 2%, others experienced near complete losses, and in some cases severities exceeded 100%. These liquidations have led to losses in the CMBS market, and in many cases, have resulted in reductions of enhancement to the individual CMBS bonds referenced by the insured structured CMBS pools. In certain insured transactions, these losses have resulted in deductible erosion. Bond level enhancement and pool level deductibles are structural features intended to mitigate losses to MBIA Corp. However, some of the transactions reference similar rated subordinate tranches of CMBS bonds. When there are broad-based declines in property performance, this leverage can result in rapid deterioration in pool performance.

In the CRE CDO portfolio, transaction specific structures require managers to report reduced enhancement according to certain guidelines which often include downgrades even when the bond is still performing. As a result, as well as additional collateral defaults, reported enhancement has been reduced significantly in some CRE CDOs. Moreover, many of the CRE CDO positions are amortizing more quickly than originally expected as most or all interest that would have been allocated to more junior classes within the CDO have been diverted and redirected to pay down the senior most classes insured by MBIA Corp.

MBIA Corp. has developed multiple scenarios to consider the range of potential outcomes in the CRE market and their impact on MBIA Corp. The approaches require substantial judgments about the future performance of the underlying loans, and include the following:

•

The first approach considers the range of commutation agreements achieved and agreed to since 2010, which included 65 structured CMBS pools, CRE CDOs and CRE loan pool policies totaling $32.9 billion of gross insured exposure. MBIA Corp. considers the range of commutations achieved over the past several years with multiple counterparties. This approach results in an estimated price to commute the remaining policies with price estimates, based on this experience. It is customized by counterparty and is dependent on the level of dialogue with the counterparty, and the credit quality and payment profile of the underlying exposure.

•

The second approach considers current delinquency rates and uses current and projected net operating income (“NOI”) and capitalization rates (“Cap Rates”) to project losses under two scenarios. Loans are stratified by size with larger loans being valued utilizing lower Cap Rates than for smaller loans. These scenarios also assume that Cap Rates and NOIs remain flat for the near term and then begin to improve gradually. Additionally, in these scenarios, any loan with a balance greater than $75 million with a debt service coverage ratio (“DSCR”) less than 1.0x or that was reported as being in any stage of delinquency, was reviewed individually so that performance and loss severity could be more accurately determined. Specific loan level assumptions for this large loan subset were then incorporated into these scenarios, as well as specific assumptions regarding certain smaller loans when there appeared to be a material change in the asset’s financial or delinquency performance over the preceding six months. The second and third scenarios project different levels of additional defaults with respect to loans that are current. This approach relies heavily on year-end financial statements at the property level. In modeling these scenarios, MBIA Corp. has received financial statements for year-end 2011 for 31% of the properties in the pools and statements from year-end 2010 on another 53% of the properties in the pool.

•

The third approach stratifies loans into debt service coverage buckets and projects defaults by using probabilities implied by a third-party default study for each bucket and relies on year-end financial statements at the property level. The implied defaults are converted into losses using a loss severity assumption. As MBIA Corp. continues to see more current market performance statistics regarding modifications and liquidations in this cycle, it will continue to de-emphasize this more actuarial-based approach and focus more on those scenarios which best reflect current market observations.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

•

The fourth approach stratifies loans into buckets based on delinquency status (including a “current” bucket) and utilizes recent Roll Rates actually experienced within each of the commercial mortgage-backed index (“CMBX”) series in order to formulate an assumption to predict future delinquencies. Ultimately, this generates losses over a projected time horizon based on the assumption that loss severities will begin to decline from the high levels seen in 2010 and 2011. MBIA Corp. further examines those loans referenced in the CMBX indices which were categorized as 90+ days delinquent or in the process of foreclosure and determined the monthly ratio of such loans which were cured versus those which were liquidated or still delinquent over the past 37 months. MBIA Corp. then applies the most recent rolling six-month average of this cure ratio to all loans in the 90+ day delinquent bucket or in the foreclosure process (and those projected to roll into late stage delinquency from the current and lesser stage levels of delinquency) and assumes all other loans are liquidated. MBIA Corp. assumes all loans in the REO category liquidate over the next twelve months.

•

The fifth approach is based on a proprietary model developed by reviewing performance data on over 80,000 securitized CRE loans originated between 1992 and 2011. The time period covered during the performance review includes the years 2006 through 2011. MBIA Corp. believes that these five years represent an appropriate time period in which to conduct a performance review because they encompass a period of extreme stress in the economy and the CRE market.

Based on a review of the data, MBIA Corp. found property type and DSCR to be the most significant determinants of a loan’s default probability. Other credit characteristics were less influential. As a result, MBIA Corp. developed a model in which the loans were divided into 168 representative cohorts based on their DSCR and property type. For each of these cohorts, MBIA Corp. calculated the average annual probability of default, and then ran Monte Carlo simulations to estimate the timing of defaults. In addition, the model incorporated the following logic:

•

NOI and Cap Rates were assumed to remain at current levels for loans in MBIA Corp.’s classified portfolio, resulting in no modifications or extensions under the model, to reflect the possibility that the U.S. economy and CRE market could experience no growth for the foreseeable future.

•

Any valuation estimates obtained by special servicers since a loan’s origination as well as MBIA Corp.’s individual loan level analysis (which may incorporate additional assumptions regarding modifications and/or extensions in a few select cases) were incorporated as described in the second approach.

The loss severities projected by these scenarios vary widely, from moderate to substantial losses. Actual losses will be a function of the proportion of loans in the pools that are foreclosed and liquidated and the loss severities associated with those liquidations. If the deductibles in MBIA Corp.’s insured transactions and underlying referenced CMBS transactions are fully eroded, additional property level losses upon foreclosures and liquidations could result in substantial losses for MBIA Corp. Since foreclosures and liquidations have only begun to take place during this economic cycle, particularly for larger properties, ultimate loss rates remain uncertain. Whether CMBS collateral is included in a structured pool or in a CRE CDO, MBIA Corp. believes the modeling related to the underlying bond should be the same. MBIA Corp. assigns a wide range of probabilities to these scenarios, with lower severity scenarios being weighted more heavily than higher severity scenarios. This reflects the view that liquidations will continue to be mitigated by loan extensions and modifications, and that property values and NOIs have bottomed for many sectors and markets in the U.S. The weightings are customized to each counterparty. If macroeconomic stress were to increase or the U.S. goes into a recession, higher delinquencies, liquidations and/or higher severities of loss upon liquidation may result and MBIA Corp. may incur substantial additional losses. Relatively little liquidation has taken place to date, so the range of possible outcomes is wider than those for MBIA Corp.’s exposures to ABS CDOs and second-lien RMBS.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

Loss and LAE Activity

Financial Guarantee Insurance Losses (Non-Derivative)

MBIA Corp.’s financial guarantee insurance losses and LAE for the three months ended March 31, 2012 are presented in the following table:

Losses and LAE	Three Months Ended March 31, 2012
In millions	Second-lien RMBS	Other	Total
Losses and LAE related to actual and expected payments	$129	$10	$139
Recoveries of actual and expected payments	(48)	(2)	(50)

Gross losses incurred	81	8	89
Reinsurance	0	(6)	(6)

Losses and LAE	$81	$2	$83

The second-lien RMBS losses and LAE related to actual and expected payments included in the preceding table comprise net increases of previously established reserves. The second-lien RMBS recoveries of actual and expected payments comprise $49 million in recoveries resulting from ineligible mortgage loans included in insured exposures that are subject to contractual obligations by sellers/servicers to repurchase or replace such mortgages, offset by a $1 million reduction in excess spread.

Current period changes in MBIA Corp.’s estimate of potential recoveries may impact the amount recorded as an insurance loss recoverable asset, the amount of expected recoveries on unpaid losses netted against the gross loss and LAE reserve liability, or both. Total paid losses and LAE, net of reinsurance and collections, for the three months ended March 31, 2012 was $143 million, including $128 million related to insured second-lien RMBS transactions. For the three months ended March 31, 2012, the increase in insurance loss recoverable related to paid losses totaled $80 million, and primarily related to insured second-lien RMBS transactions.

The following table provides information about the financial guarantees and related claim liability included in each of MBIA Corp.’s surveillance categories as of March 31, 2012:

	Surveillance Categories
$ in millions	Caution List Low	Caution List Medium	Caution List High	Classified List	Total
Number of policies	49	31	11	203	294
Number of issues(1)	28	18	10	132	188
Remaining weighted average contract period (in years)	8.6	4.3	5.2	9.5	8.6
Gross insured contractual payments outstanding(2):
Principal	$3,909	$1,982	$456	$10,250	$16,597
Interest	2,742	439	96	5,737	9,014

Total	$6,651	$2,421	$552	$15,987	$25,611

Gross claim liability	$-	$-	$-	$1,771	$1,771
Less:
Gross potential recoveries	-	-	-	3,882	3,882
Discount, net	-	-	-	181	181

Net claim liability (recoverable)	$-	$-	$-	$(2,292)	$(2,292)

Unearned premium revenue	$149	$21	$3	$128	$301

(1)-  An “issue” represents the aggregate of financial guarantee policies that share the same revenue source for purposes of making debt service payments.

(2)-  Represents contractual principal and interest payments due by the issuer of the obligations insured by MBIA Corp.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

The following table provides information about the financial guarantees and related claim liability included in each of MBIA Corp.’s surveillance categories as of December 31, 2011:

	Surveillance Categories
$ in millions	Caution List Low	Caution List Medium	Caution List High	Classified List	Total
Number of policies	46	26	14	200	286
Number of issues(1)	28	16	11	130	185
Remaining weighted average contract period (in years)	8.0	5.5	6.0	9.6	8.7
Gross insured contractual payments outstanding(2):
Principal	$4,203	$1,190	$561	$10,420	$16,374
Interest	2,570	338	144	5,836	8,888

Total	$6,773	$1,528	$705	$16,256	$25,262

Gross claim liability	$-	$-	$-	$1,812	$1,812
Less:
Gross potential recoveries	-	-	-	3,813	3,813
Discount, net	-	-	-	177	177

Net claim liability (recoverable)	$-	$-	$-	$(2,178)	$(2,178)

Unearned premium revenue	$154	$16	$3	$134	$307

(1)-  An “issue” represents the aggregate of financial guarantee policies that share the same revenue source for purposes of making debt service payments.

(2)-  Represents contractual principal and interest payments due by the issuer of the obligations insured by MBIA Corp.

The gross claim liability as of March 31, 2012 and December 31, 2011 in the preceding tables represents MBIA Corp.’s estimate of undiscounted probability-weighted future claim payments, which principally relate to insured first-lien and second-lien RMBS transactions and U.S. public finance transactions. The gross potential recoveries represent MBIA Corp.’s estimate of undiscounted probability-weighted recoveries of actual claim payments and recoveries of estimated future claim payments, and principally relate to insured second-lien RMBS transactions. Both amounts reflect the elimination of claim liabilities and potential recoveries related to VIEs consolidated by MBIA Corp.

The following table presents the components of MBIA Corp.’s loss and LAE reserves and insurance loss recoverable for insured obligations within MBIA Corp.’s “Classified List” as reported on MBIA Corp.’s consolidated balance sheets as of March 31, 2012 and December 31, 2011. The loss reserves (claim liability) and insurance claim loss recoverable included in the following table represent the present value of the probability-weighted future claim payments and recoveries reported in the preceding tables.

In millions	As of March 31, 2012	As of December 31, 2011
Loss reserves (claim liability)	$748	$781
LAE reserves	111	55

Loss and LAE reserves	$859	$836

Insurance claim loss recoverable	$(3,116)	$(3,032)
LAE insurance loss recoverable	(21)	(14)

Insurance loss recoverable	$(3,137)	$(3,046)

Reinsurance recoverable on unpaid losses	$177	$174
Reinsurance recoverable on LAE reserves	3	3
Reinsurance recoverable on paid losses	1	1

Reinsurance recoverable on paid and unpaid losses	$181	$178

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

As of March 31, 2012, loss and LAE reserves include $1.4 billion of reserves for expected future payments offset by expected recoveries of such future payments of $518 million. As of December 31, 2011, loss and LAE reserves included $1.4 billion of reserves for expected future payments offset by expected recoveries of such future payments of $562 million. As of March 31, 2012 and December 31, 2011, the insurance loss recoverable primarily related to estimated recoveries of payments made by MBIA Corp. resulting from ineligible mortgage loans in certain insured second-lien residential mortgage loan securitizations that are subject to a contractual obligation by the sellers/servicers to repurchase or replace the ineligible mortgage loans and expected future recoveries on second-lien RMBS transactions resulting from expected excess spread generated by performing loans in such transactions. MBIA Corp. expects to be reimbursed for the majority of its potential recoveries related to ineligible mortgage loans by the second quarter of 2013.

The following table presents MBIA Corp.’s second-lien RMBS exposure, gross undiscounted claim liability and potential recoveries, before the elimination of amounts related to consolidated VIEs, as of March 31, 2012. All loan files reviewed with potential recoveries are included within the “Classified List.”

Second-lien RMBS Exposure		Outstanding		Gross Undiscounted
$ in billions	Issues	Gross Principal	Gross Interest	Claim Liability	Potential Recoveries
Insured issues designated as “Classified List”	34	$7.2	$2.7	$0.6	$4.7
Loan files reviewed with potential recoveries	26	$6.7	$2.6	$0.5	$4.6

MBIA Corp. has performed loan file reviews on 29 of the 34 issues and recorded potential recoveries on 26 of those 29 issues, primarily related to four issuers (Countrywide, RFC, GMAC and Credit Suisse). The gross potential recoveries include estimated recoveries based on MBIA Corp.’s incurred loss to date. In addition, MBIA Corp. has received consideration on two transactions, including one Alt-A transaction, which has been excluded from the loan files reviewed with potential recoveries in the preceding table.

The following table presents changes in MBIA Corp.’s loss and LAE reserves for the three months ended March 31, 2012. Changes in the loss and LAE reserves attributable to the accretion of the claim liability discount, changes in discount rates, changes in the timing and amounts of estimated payments and recoveries, changes in assumptions and changes in LAE reserves are recorded in “Losses and loss adjustment” expenses in MBIA Corp.’s consolidated statements of operations. As of March 31, 2012, the weighted average risk-free rate used to discount MBIA Corp.’s loss reserves (claim liability) was 1.73%. LAE reserves are expected to be settled within a one year period and are not discounted.

In millions	Changes in Loss and LAE Reserves for the Three Months Ended March 31, 2012

Gross Loss and LAE Reserves as of December 31, 2012	Loss Payments for Cases with Reserves	Accretion of Claim Liability Discount	Changes in Discount Rates	Changes in Timing of Payments	Changes in Amount of Net Payments	Changes in Assumptions	Changes in Unearned Premium Revenue	Changes in LAE Reserves	Gross Loss and LAE Reserves as of March 31, 2012
$ 836	$(114)	$3	$(22)	$34	$(1)	$71	$(4)	$56	$859

The increase in MBIA Corp.’s gross loss and LAE reserves reflected in the preceding table was primarily due to changes in assumptions and changes in LAE reserves on insured second-lien RMBS issues outstanding as of December 31, 2011. Offsetting these increases were decreases in reserves related to loss payments.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

The following table presents changes in MBIA Corp.’s insurance loss recoverable and changes in recoveries on unpaid losses reported within MBIA Corp.’s claim liability for the three months ended March 31, 2012. Changes in insurance loss recoverable attributable to the accretion of the discount on the recoverable, changes in discount rates, changes in the timing and amounts of estimated collections, changes in assumptions and changes in LAE recoveries are recorded in “Losses and loss adjustment” expenses in MBIA Corp.’s consolidated statements of operations.

Changes in Insurance Loss Recoverable and Recoveries on Unpaid Losses for the Three Months Ended March 31, 2012
In millions	Gross Reserve as of December 31, 2011	Collections for Cases with Recoveries	Accretion of Recoveries	Changes in Discount Rates	Changes in Timing of Collections	Changes in Amount of Collections	Changes in Assumptions	Changes in LAE Recoveries	Gross Reserve as of March 31, 2012
Insurance loss recoverable	$ 3,046	$ (2)	$ 9	$ (12)	$ -	$ (63)	$ 152	$ 7	$ 3,137
Recoveries on unpaid losses	562	-	2	(15)	-	-	(30)	(1)	518

Total	$ 3,608	$ (2)	$ 11	$ (27)	$ -	$ (63)	$ 122	$ 6	$ 3,655

MBIA Corp.’s insurance loss recoverable increased during 2012 primarily due to changes in assumptions associated with issues outstanding as of December 31, 2011, which related to increases in excess spread and ineligible mortgage loans included in insured second-lien residential mortgage securitization exposures that are subject to contractual obligations by sellers/servicers to repurchase or replace such mortgages, partially offset by changes in the amount of collections. Recoveries on unpaid losses decreased primarily due to changes in assumptions as a result of a reduction of excess spread related to first and second-lien RMBS transactions and changes in discount rates.

The following table presents MBIA Corp.’s total estimated recoveries from ineligible mortgage loans included in certain insured second-lien mortgage loan securitizations as of March 31, 2012. The total estimated recoveries from ineligible loans of $3.2 billion include $2.1 billion recorded as “Insurance loss recoverable” and $1.1 billion recorded as “Loan repurchase commitments” presented under the heading “Assets of consolidated variable interest entities” on MBIA Corp.’s consolidated balance sheets.

In millions
Total Estimated Recoveries from Ineligible Loans as of December 31, 2011	Accretion of Future Collections	Changes in Discount Rates	Recoveries (Collections)	Changes in Amount of Collections	Changes in Assumptions	Total Estimated Recoveries from Ineligible Loans as of March 31, 2012
$3,119	$11	$(6)	$-	$-	$44	$3,168

MBIA Corp.’s total estimated recoveries from ineligible loans in the preceding table increased primarily as a result of the probability-weighted scenarios as described within the preceding “Second-lien RMBS Recoveries” section.

Remediation actions may involve, among other things, waivers or renegotiations of financial covenants or triggers, waivers of contractual provisions, the granting of consents, transfer of servicing, consideration of restructuring plans, acceleration, security or collateral enforcement, actions in bankruptcy or receivership, litigation and similar actions. The types of remedial actions pursued are based on the insured obligation’s risk type and the nature and scope of the event giving rise to the remediation. As part of any such remedial actions, MBIA Corp. seeks to improve its security position and to obtain concessions from the issuer of the insured obligation. From time to time, the issuer of an MBIA-insured obligation may, with the consent of MBIA Corp., restructure the insured obligation by extending the term, increasing or decreasing the par amount or decreasing the related interest rate, with MBIA Corp. insuring the restructured obligation.

Costs associated with remediating insured obligations assigned to MBIA Corp.’s “Caution List—Low,” “Caution List—Medium,” “Caution List—High” and “Classified List” are recorded as LAE. LAE is primarily recorded as part of MBIA Corp.’s provision for its loss reserves and included in “Losses and loss adjustment” on MBIA Corp.’s consolidated statements of operations. The following table presents the expenses (gross and net of reinsurance) related to remedial actions for insured obligations:

	Three Months Ended March 31,
In millions	2012	2011
Loss adjustment expense incurred, gross	$74	$15
Loss adjustment expense incurred, net	$72	$15

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments

Financial Instruments

The following table presents the carrying value and fair value of financial instruments reported on MBIA Corp.’s consolidated balance sheets as of March 31, 2012 and December 31, 2011:

	As of March 31,		As of December 31,

	2012		2011
In millions	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Assets:

Fixed-maturity securities (including short-term investments) held as available-for-sale and investments carried at fair value	$1,044	$1,044	$1,328	$1,328
Other investments	35	35	36	36
Cash and cash equivalents	208	208	136	136
Secured loan to Parent	300	166	300	168
Accrued investment income	9	9	13	13
Receivable for investments sold	16	16	16	16
Derivative assets	8	8	8	8
Assets of consolidated VIEs:
Cash	144	144	160	160
Investments held-to-maturity	2,840	2,618	2,840	2,469
Fixed maturity securities at fair value	2,883	2,883	2,884	2,884
Loans receivable	2,025	2,025	2,046	2,046
Loan repurchase commitments	1,076	1,076	1,077	1,077
Derivative assets	445	445	450	450
Liabilities:
Long-term debt	2,083	1,727	2,083	1,663
Payable for investments purchased	1	1	-	-
Derivative liabilities	4,503	4,503	4,808	4,808
Liabilities of consolidated VIEs:
Variable interest entity notes	7,617	7,394	7,627	7,256
Derivative liabilities	803	803	825	825
Financial Guarantees:
Gross	566	1,436	744	1,451
Ceded	1,804	2,095	1,877	1,849

Valuation Techniques

Valuation techniques for financial instruments measured at fair value and included in the preceding table are described below. MBIA Corp.’s assets and liabilities recorded at fair value have been categorized according to the fair value hierarchy based on the lowest level input that is significant to the fair value measurement in its entirety.

Fixed-Maturity Securities (including short-term investments) Held as Available-For-Sale, and Investments Carried at Fair Value

U.S. Treasury and government agency —U.S. Treasury securities are valued based on quoted market prices in active markets. Fair value of U.S. Treasuries is based on live trading feeds. U.S. Treasury securities are categorized in Level 1 of the fair value hierarchy. Government agency securities include debentures and other agency mortgage pass-through certificates as well as to-be-announced (“TBA”) securities. TBA securities are liquid and have quoted market prices based on live data feeds. Fair value of mortgage pass-through certificates is obtained via a simulation model, which considers different rate scenarios and historical activity to calculate a spread to the comparable TBA security. Government agency securities generally use market-based and observable inputs. As such, these securities are classified as Level 2 of the fair value hierarchy.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

Foreign governments —Foreign government obligations are generally valued based on quoted market prices in active markets and are categorized in Level 1 of the fair value hierarchy. When quoted market prices are not available, fair value is determined using a valuation model based on observable inputs including interest rate yield curves, cross-currency basis index spreads, and country credit spreads for structures similar to the financial instrument in terms of issuer, maturity and seniority. These financial instruments are generally categorized in Level 2 of the fair value hierarchy. Bonds that contain significant inputs that are not observable are categorized as Level 3.

Corporate obligations —Corporate obligations are valued using recently executed transaction prices or quoted market prices where observable. When observable price quotations are not available, fair value is determined using a valuation model based on observable inputs including interest rate yield curves, CDS spreads for similar instruments, and diversity scores. Corporate obligations are generally categorized in Level 2 of the fair value hierarchy or categorized in Level 3 when significant inputs are unobservable. Corporate obligations are classified as Level 1 of the fair value hierarchy when quoted market prices in an active market for identical financial instruments are available.

Mortgage-backed securities and asset-backed securities —MBS and ABS are valued using recently executed transaction prices. When position-specific quoted prices are not available, MBS and ABS are valued based on quoted prices for similar securities. If quoted prices are not available, MBS and ABS are valued using a valuation model based on observable inputs including interest rate yield curves, spreads, prepayments and volatilities, and categorized in Level 2 of the fair value hierarchy. MBS and ABS are categorized in Level 3 of the fair value hierarchy when significant inputs are unobservable.

State and municipal bonds —State and municipal bonds are valued using recently executed transaction prices, quoted prices or valuation models based on observable inputs including interest rate yield curves, bond or CDS spreads and volatility. State and municipal bonds are generally categorized in Level 2 of the fair value hierarchy or categorized in Level 3 when significant inputs are unobservable.

Investments Held-To-Maturity

The fair values of investments held-to-maturity are determined using recently executed transaction prices or quoted prices when available. When position-specific quoted prices are not available, fair values of investments held-to-maturity are based on quoted prices of similar securities. When quoted prices for similar investments are not available, fair values are based on valuation models using observable inputs including interest rate yield curves and bond spreads of similar securities.

Other Investments

Other investments include MBIA Corp.’s interest in equity securities and loans receivable from an affiliate. Fair value of other investments is determined by using quoted prices, or valuation models that use market-based and observable inputs. Other investments are categorized in Level 1 or Level 2 of the fair value hierarchy.

Cash and Cash Equivalents, Receivable for Investments Sold, Accrued Investment Income and Payable for Investments Purchased

The carrying amounts of cash and cash equivalents, receivable for investments sold, accrued investment income and payable for investments purchased approximate fair values due to the short-term nature of these instruments.

Secured Loan to Parent

The fair value of the secured loan to Parent is determined based on the underlying securities pledged as collateral. The underlying securities are generally corporate bonds. The fair value of these corporate bonds is obtained using recently executed transactions or market price quotations where observable. When observable price quotations are not available, fair value is determined based on cash flow models with yield curves, bond or single name CDS spreads and diversity scores as key inputs.

Loans Receivable at Fair Value

Loans receivable at fair value comprise loans held by consolidated VIEs consisting of residential mortgage loans, commercial mortgage loans and other whole business loans. Fair values of residential mortgage loans are determined using quoted prices for MBS with similar characteristics and adjusted for the fair values of the financial guarantee obligations provided by MBIA Corp. on the related MBS. Fair values of commercial mortgage loans and other whole business loans are valued based on quoted prices of similar collateralized MBS. Loans receivable at fair value are categorized in Level 3 of the fair value hierarchy.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

Loan Repurchase Commitments

Loan repurchase commitments are obligations owed by the sellers/servicers of mortgage loans to either MBIA Corp. as reimbursement of paid claims or to the RMBS trusts as defined in the transaction documents. Loan repurchase commitments are consolidated under the amended accounting principles for the consolidation of VIEs. This asset represents the rights of the trusts against the sellers/servicers for breaches of representations and warranties that the securitized residential mortgage loans sold to the trust comply with stated underwriting guidelines and for the sellers/servicers to cure, replace, or repurchase mortgage loans. Fair value measurement of loan repurchase commitments represents the amounts owed by the sellers/servicers to either MBIA Corp. as reimbursement of paid claims or to the RMBS trusts as defined in the transaction documents. Loan repurchase commitments are not securities and no quoted prices or comparable market transaction information is observable or available. Loan repurchase commitments at fair value are categorized in Level 3 of the fair value hierarchy. Fair values of loan repurchase commitments are determined using discounted cash flow techniques based on unobservable inputs including:

•	breach rates representing the rate at which the sellers/servicers failed to comply with stated representations and warranties;

•	recovery rates representing the estimates of future cash flows for the asset, including estimates about possible variations in the amount of cash flows expected to be collected;

•	expectations about possible variations in the timing of collections of the cash flows;

•	time value of money, represented by the rate on risk-free monetary assets;

•	the price for bearing the uncertainty inherent in the cash flows (risk premium); and

•	other case-specific factors that would be considered by market participants.

Variable Interest Entity Notes

The fair values of VIE notes are determined based on recently executed transaction prices or quoted prices where observable. When position-specific quoted prices are not observable, fair values are based on quoted prices of similar securities. Fair values based on quoted prices of similar securities may be adjusted for factors unique to the securities, including any credit enhancement. When observable quoted prices are not available, fair value is determined based on discounted cash flow techniques of the underlying collateral using observable inputs including interest rate yield curves and bond spreads of similar securities. VIE notes are categorized in Level 2 or Level 3 of the fair value hierarchy based on the lowest level input that is significant to the fair value measurement in its entirety.

Long-term Debt

Long-term debt consists of surplus notes and a secured loan from an affiliated company. The fair value of the surplus notes is estimated based on quoted market prices for the same or similar securities. The fair value of the secured loan is determined as the net present value of expected cash flows from the loan. The discount rate is the yield to maturity of a comparable corporate bond index.

Insured Credit Derivatives

Derivative contracts of MBIA Corp. primarily consist of insured credit derivatives which cannot be legally traded and generally do not have observable market prices. MBIA Corp. determines the fair values of insured credit derivatives using valuation models. These models include the Binomial Expansion Technique (“BET”) model and an internally developed model referred to as the “Direct Price Model.” For a limited number of other insured credit derivatives, fair values are determined using a dual-default model. The valuation of insured derivatives includes the impact of MBIA Corp.’s own credit standing. All of these derivatives are categorized as Level 3 of the fair value hierarchy as their fair value is derived using significant unobservable inputs.

Description of MBIA Corp.’s Insured Credit Derivatives

As of March 31, 2012, MBIA Corp. had $65.9 billion of gross par outstanding on insured credit derivatives. The majority of MBIA Corp.’s insured derivatives are “credit derivatives” that reference structured pools of cash securities and CDS. MBIA Corp. generally insured the most senior liabilities of such transactions, and at transaction closing, MBIA Corp.’s exposure generally had more subordination than needed to achieve triple-A ratings from credit rating agencies (referred to as “Super Triple-A” exposure). The collateral underlying MBIA Corp.’s insured derivatives consists of cash securities and CDS referencing primarily corporate, asset-backed, residential mortgage-backed, commercial mortgage-backed, CRE loans, and CDO securities. As of March 31, 2012, the gross par outstanding of MBIA Corp.’s insured credit derivatives totaled $60.6 billion. The remaining $5.3 billion of gross par outstanding on insured derivatives as of March 31, 2012 primarily related to insured “interest rate” and “inflation-linked” swaps for which MBIA Corp. has insured counterparty credit risk.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

MBIA Corp.’s insures CDS contracts requiring either payments for losses of the principal outstanding under the contracts when losses on the underlying referenced collateral exceed a predetermined deductible (“deductible”) or payments of timely interest and ultimate principal (“P&I”). MBIA Corp.’s gross par outstanding and maximum payment obligation under deductible contracts as of March 31, 2012 was $45.9 billion. The underlying referenced collateral for contracts executed in this manner largely consists of investment grade corporate debt, structured CMBS pools and, to a lesser extent, other corporate credit and multi-sector CDOs. MBIA Corp. had $14.7 billion of gross par outstanding on insured P&I CDS contracts.

Valuation Models Used

Approximately 79% of the balance sheet fair value of insured credit derivatives as of March 31, 2012 was valued using the BET Model. Approximately 21% of the balance sheet fair value of insured credit derivatives as of March 31, 2012 was valued using the internally developed Direct Price Model. An immaterial amount of insured credit derivatives was valued using the dual default model.

A. Description of the BET Model

1. Valuation Model Overview

The BET model was originally developed by Moody’s to estimate the loss distribution on a diverse pool of assets. MBIA Corp. has modified this technique in an effort to incorporate more market information and provide more flexibility in handling pools of non- homogeneous assets. The modifications are (a) MBIA Corp. uses market credit spreads to determine default probability instead of using historical loss experience, and (b) for collateral pools where the spread distribution is characterized by extremes, MBIA Corp. models each segment of the pool individually instead of using an overall pool average.

The BET model estimates what a bond insurer would charge to guarantee a transaction at the measurement date, based on the market-implied default risk of the underlying collateral and the remaining structural protection in a deductible or subordination. This approach assumes that bond insurers would be willing to accept these contracts from MBIA Corp. at a price equal to what MBIA Corp. could issue them for in the current market. While the premium charged by financial guarantors is not a direct input into MBIA Corp.’s model, the model estimates such premium and this premium increases as the probability of loss increases, driven by various factors including rising credit spreads, negative credit migration, lower recovery rates, lower diversity score and erosion of deductible or subordination.

Inputs to the process of determining fair value for structured transactions using the BET model includes estimates of collateral loss, allocation of loss to separate tranches of the capital structure and calculation of the change in value.

•	Estimates of aggregated collateral losses are calculated by reference to the following (described in further detail under “BET Model Inputs” below):

•

credit spreads of the underlying collateral based on actual spreads or spreads on similar collateral with similar ratings, or in some cases is benchmarked; for collateral pools where the spread distribution is characterized by extremes, MBIA Corp. models each segment of the pool separately instead of using an overall pool average;

•	diversity score of the collateral pool as an indication of correlation of collateral defaults; and

•	recovery rate for all defaulted collateral.

•	Allocation of losses to separate tranches of the capital structure according to priority of payments in a transaction.

•

The unrealized gain or loss on a transaction inception-to-date is the difference between the original price of the risk (the original market-implied expected loss) and the current price of the risk based on the assumed market-implied expected losses derived from the model.

Additional structural assumptions of the BET model are:

•	Default probabilities are determined by three factors: credit spread, recovery rate after default and the time period under risk.

•	Frequencies of defaults are modeled evenly over time.

•	Collateral assets are generally considered on an average basis rather than being modeled on an individual basis.

•

Collateral asset correlation is modeled using a diversity score, which is calculated based on industry or sector concentrations. Recovery rates are based on historical averages and updated based on market evidence.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

2. BET Model Inputs

a. Credit spreads

The average spread of collateral is a key input as MBIA Corp. assumes credit spreads reflect the market’s assessment of default probability for each piece of collateral. Spreads are obtained from market data sources published by third parties (e.g., dealer spread tables for assets most closely resembling collateral within MBIA Corp.’s transactions) as well as collateral-specific spreads on the underlying reference obligations provided by trustees or market sources. Also, when these sources are not available, MBIA Corp. benchmarks spreads for collateral against market spreads or prices. This data is reviewed on an ongoing basis for reasonableness and applicability to MBIA Corp.’s derivative portfolio. MBIA Corp. also calculates spreads based on quoted prices and on internal assumptions about expected life when pricing information is available and spread information is not.

MBIA Corp. uses the spread hierarchy listed below in determining which source of spread information to use, with the rule being to use CDS spreads where available and cash security spreads as the next alternative. Cash security spreads reflect trading activity in funded fixed-income instruments while CDS spreads reflect trading levels for non-funded derivative instruments. While both markets are driven in part by an assessment of the credit quality of the referenced security, there are factors which create significant differences. These factors include CDS spreads driven by speculative activity as the CDS market facilitates both long and short positions without ownership of the underlying security, allowing for significant leverage.

Spread Hierarchy:

•	Collateral-specific credit spreads when observable.

•	Sector-specific spread tables by asset class and rating.

•	Corporate spreads, including Bloomberg and Risk Metrics spread tables based on rating.

•	Benchmark from most relevant market source when corporate spreads are not directly relevant.

If current market-based spreads are not available, then MBIA Corp. applies either sector-specific spreads from spread tables provided by dealers or corporate spread tables. The sector-specific spread applied depends on the nature of the underlying collateral. Transactions with corporate collateral use the corporate spread table. Transactions with asset-backed collateral use one or more of the dealer asset-backed tables. If there are no observable market spreads for the specific collateral, and sector-specific and corporate spread tables are not appropriate to estimate the spread for a specific type of collateral, MBIA Corp. uses the fourth alternative in its hierarchy. This includes using tranched corporate collateral, where MBIA Corp. applies corporate spreads as an input with an adjustment for its tranched exposure.

As of March 31, 2012 sector-specific spreads were used in 8% of the transactions valued using the BET model. Corporate spreads were used in 47% of the transactions and spreads benchmarked from the most relevant spread source were used for 45% of the transactions. When determining the percentages above, there were some transactions where MBIA Corp. incorporated multiple levels within the hierarchy, including using actual collateral-specific credit spreads in combination with a calculated spread based on an assumed relationship. In these cases, MBIA Corp. classified the transaction as being benchmarked from the most relevant spread source even though the majority of the average spread was from actual collateral-specific spreads. The spread source can also be identified by whether or not it is based on collateral weighted average rating factor (“WARF”). No collateral-specific spreads are based on WARF, sector-specific spreads and corporate spreads are based on WARF and some benchmarked spreads are based on WARF. WARF-sourced and/or ratings-sourced credit spreads were used for 78% of the transactions.

Over time the data inputs change as new sources become available, existing sources are discontinued or are no longer considered to be reliable, or the most appropriate. It is always MBIA Corp.’s objective to move to higher levels on the spread hierarchy table defined above. However, MBIA Corp. may on occasion move to lower priority inputs due to the discontinuation of data sources or due to MBIA Corp. considering higher priority inputs no longer representative of market spreads.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

b. Diversity Scores

Diversity scores are a means of estimating the diversification in a portfolio. The diversity score estimates the number of uncorrelated assets that are assumed to have the same loss distribution as the actual portfolio of correlated assets. A lower diversity score represents higher assumed correlation, increasing the chances of a large number of defaults, and thereby increasing the risk of loss in the senior tranche. A lower diversity score will generally have a negative impact on the valuation for MBIA Corp.’s senior tranche. The calculation methodology for a diversity score includes the extent to which a portfolio is diversified by industry or asset class, which is either calculated internally or reported by the trustee on a regular basis. Diversity scores are calculated at transaction origination, and adjusted as the collateral pool changes over time. MBIA Corp.’s internal modeling of the diversity score is based on Moody’s methodology.

c. Recovery Rate

Recovery rate represents the percentage of par expected to be recovered after an asset defaults, indicating the severity of a potential loss. MBIA Corp. generally uses rating agency recovery assumptions which may be adjusted to account for differences between the characteristics and performance of the collateral used by the rating agencies and the actual collateral in MBIA Corp.-insured transactions. MBIA Corp. may also adjust rating agency assumptions based on the performance of the collateral manager and on empirical market data.

d. Input Adjustments for Insured CMBS Derivatives in the Current Market

Approximately $21.5 billion gross par of MBIA Corp.’s insured derivative transactions as of March 31, 2012 include substantial amounts of CMBS and commercial mortgage collateral. Since the CMBX is now quoted in price terms and the BET model requires a spread input, it is necessary to convert CMBX prices to spreads. Through the third quarter of 2010, MBIA Corp. assumed that a portion of the CMBX price reflected market illiquidity. MBIA Corp. assumed this illiquidity component was the difference between par and the price of the highest priced CMBX triple-A series. MBIA Corp. assumed that the price of each CMBX index has two components: an illiquidity component and a loss component. The market implied losses were assumed to be the difference of par less the liquidity adjusted price. These loss estimates were converted to spreads using an internal estimate of duration. Beginning in the fourth quarter of 2010, MBIA Corp. determined that it would not be appropriate to continue to use a CMBS illiquidity component in the models due to the increased liquidity in the marketplace.

e. Nonperformance Risk

MBIA Corp.’s valuation methodology for insured credit derivative liabilities incorporates MBIA Corp.’s own nonperformance risk. MBIA Corp. calculates the fair value by discounting the market value loss estimated through the BET model at discount rates which include MBIA Corp.’s CDS spreads as of March 31, 2012. The CDS spreads assigned to each deal are based on the weighted average life of the deal. MBIA Corp. limits the nonperformance impact so that the derivative liability could not be lower than MBIA Corp.’s recovery derivative price multiplied by the unadjusted derivative liability.

B. Description of Direct Price Model

1. Valuation Model Overview

The Direct Price Model was developed internally to address weaknesses in MBIA Corp.’s BET model specific to valuing insured multi-sector CDOs, as previously discussed. There are three significant model inputs used in determining fair value using the Direct Price Model. Significant inputs include market prices obtained or estimated for all collateral within a transaction, the present value of the market-implied potential losses calculated for the transaction, and the impact of nonperformance risk.

2. Model Inputs

•	Collateral prices

Fair value of collateral is based on quoted prices when available. When quoted prices are not available, a matrix pricing grid is used based on security type and rating to determine the fair value of collateral, which applies an average based on securities with the same rating and security type categories.

•	Interest rates

The present value of the market-implied potential losses was calculated assuming that MBIA Corp. deferred all principal losses to the legal final maturity. This was done through a cash flow model that calculates potential interest payments in each period and the potential principal loss at the legal final maturity date. These cash flows were discounted using the LIBOR flat swap curve.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

•	Nonperformance risk

The methodology for calculating MBIA Corp.’s nonperformance risk is the same as used for the BET model. Due to the current level of MBIA Corp. CDS spread rates and the long tenure of these transactions, the derivative recovery rate was used to estimate nonperformance risk for all transactions marked by this model.

Overall Model Results

As of March 31, 2012 and December 31, 2011, MBIA Corp.’s net insured derivative liability was $4.5 billion and $4.8 billion, respectively, and was primarily related to the fair values of insured credit derivatives based on the results of the aforementioned pricing models. In the current environment the most significant driver of changes in fair value is nonperformance risk. In aggregate, the nonperformance calculation resulted in a pre-tax net insured derivative liability that was $4.4 billion and $5.7 billion lower than the net liability that would have been estimated if MBIA Corp. excluded nonperformance risk in its valuation as of March 31, 2012 and December 31, 2011, respectively. Nonperformance risk is a fair value concept and does not contradict MBIA Corp.’s internal view, based on fundamental credit analysis of MBIA Corp.’s economic condition, that MBIA Corp. will be able to pay all claims when due.

MBIA Corp. reviews the model results on a quarterly basis to assess the appropriateness of the assumptions and results in light of current market activity and conditions. This review is performed by internal staff with relevant expertise. If live market spreads are observable for similar transactions, those spreads are an integral part of the analysis. For example, new insured transactions that resemble existing (previously insured) transactions are considered, as well as negotiated settlements of existing transactions. MBIA Corp. negotiated settlements of insured CDS transactions in 2011 and 2012. In assessing the reasonableness of the fair value estimate for insured CDS, MBIA Corp. considered the executed prices for those transactions as well as a review of internal consistency with its methodology.

Financial Guarantees

Gross Financial Guarantees —The fair value of gross financial guarantees is determined using discounted cash flow techniques based on inputs that include (i) assumptions of expected losses on financial guarantee policies where loss reserves have not been recognized, (ii) the amount of losses expected on financial guarantee policies where loss reserves have been established, net of expected recoveries, (iii) the cost of capital reserves required to support the financial guarantee liability, (iv) operating expenses, and (v) discount rates. MBIA Corp.’s CDS spread and recovery rate are used as its discount rate. MBIA Corp.’s discount rates are adjusted to reflect its nonperformance risk.

The carrying value of MBIA Corp.’s gross financial guarantees consists of unearned premium revenue and loss and LAE reserves net of insurance loss recoverable as reported on MBIA Corp.’s consolidated balance sheets.

Ceded Financial Guarantees —The fair value of ceded financial guarantees is determined by applying the percentage ceded to reinsurers to the related fair value of the gross financial guarantees. The carrying value of ceded financial guarantees consists of prepaid reinsurance premiums and reinsurance recoverable on paid and unpaid losses as reported on MBIA Corp.’s consolidated balance sheets.

Valuation of Financial Instruments

The fair value measurements of financial instruments held or issued by MBIA Corp. are determined through the use of observable market data when available. Market data is obtained from a variety of third-party sources, including dealer quotes. If dealer quotes are not available for an instrument that is infrequently traded, MBIA Corp., through MBIA’s asset management advisory business, uses alternate valuation methods, including either dealer quotes for similar contracts or modeling using market data inputs. The use of alternate valuation methods generally requires considerable judgment in the application of estimates and assumptions and changes to these variables may produce materially different values.

The fair value pricing of assets and liabilities is a function of many components which include interest rate risk, market risk, liquidity risk and credit risk. For financial instruments that are internally valued by MBIA, as well as those for which MBIA uses broker quotes or pricing services, credit risk is typically incorporated by using appropriate credit spreads or discount rates as inputs.

1. Financial Assets

Substantially all of MBIA Corp.’s investments are priced by independent third parties, including pricing services and brokers. The fair values of investments for which internal prices were used were not significant to the aggregate fair value of its investment portfolio as of March 31, 2012 or December 31, 2011. Typically MBIA receives one pricing service value or broker quote for each

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

instrument, which represents a non-binding indication of value. When a price is received from more than one source, MBIA uses the lower of the prices provided. MBIA reviews the assumptions, inputs and methodologies used by pricing services to obtain reasonable assurance that the prices used in its valuations reflect fair value. When MBIA believes a third-party quotation differs significantly from its internal value, whether higher or lower, MBIA reviews its data or assumptions with the provider. This review includes comparing significant assumptions such as prepayment speeds, default ratios, forward yield curves, credit spreads and other significant quantitative inputs to internal assumptions, and working with the price provider to reconcile the differences. The price provider may subsequently provide an updated price. In the event that the price provider does not update their price, and MBIA still does not agree with the price provided, MBIA will try to obtain a price from another third-party provider, such as a broker, or use an internally developed price which it believes represents the fair value of the investment. All challenges to third-party prices are reviewed by staff of MBIA with relevant expertise to ensure reasonableness of assumptions and compliance with internal control and documentation procedures.

In addition to challenging pricing assumptions, MBIA obtains independent auditor reports from significant third-party pricing services regarding their key controls over data provided to MBIA. These reports are obtained annually and are reviewed by MBIA to ensure key controls are applied by the pricing services, and that appropriate user controls are in place to ensure proper measurement of the fair values of its investments. In the event that any controls are identified by independent auditors in these reports as insufficient, MBIA will take the necessary actions to ensure that internal user controls are in place to mitigate the control risks. No significant control deficiencies were noted for significant third-party pricing services used.

2. Financial Liabilities

MBIA Corp.’s financial instruments categorized as liabilities primarily consist of insured derivatives, as discussed below, surplus notes and the National Secured Loan. Financial liabilities that MBIA Corp. is required to disclose at fair value are valued based on the net present value of expected cash flows or quoted market values for similar transactions.

3. Derivatives

MBIA Corp.’s derivative liabilities are primarily insured credit derivatives that reference structured pools of cash securities and CDSs. MBIA Corp. generally insured the most senior liabilities of such transactions, and at the inception of transactions its exposure generally had more subordination than needed to achieve triple-A ratings from credit rating agencies. The types of collateral underlying its insured derivatives consist of cash securities and CDSs referencing primarily corporate, asset-backed, residential mortgage-backed, commercial mortgage-backed, CRE loans, and CDO securities.

MBIA Corp.’s insured credit derivative contracts are non-traded structured credit derivative transactions. Since insured derivatives are highly customized and there is generally no observable market for these derivatives, MBIA Corp. estimates their fair values in a hypothetical market based on internal and third-party models simulating what a similar company would charge to assume MBIA Corp. position in the transaction at the measurement date. This pricing would be based on the expected loss of the exposure. MBIA Corp. reviews its valuation model results on a quarterly basis to assess the appropriateness of the assumptions and results in light of current market activity and conditions. This review is performed by internal staff with relevant expertise. If live market spreads or securities prices are observable for similar transactions, those spreads are an integral part of the analysis. New insured transactions that resemble existing (previously insured) transactions are considered, as well as negotiated settlements of existing transactions.

MBIA Corp. may from time to time make changes in its valuation techniques if the change results in a measurement that it believes is equally or more representative of fair value under current circumstances.

Significant Unobservable Inputs

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Instruments that trade infrequently and, therefore, have little or no price transparency are classified within Level 3 of the fair value hierarchy. Also included in Level 3 are financial instruments that have significant unobservable inputs deemed significant to the instruments’ overall fair value. The following table provides quantitative information regarding the significant unobservable inputs for certain assets and liabilities measured at fair value on a recurring basis as of March 31, 2012. This table excludes inputs used to measure fair value that are not developed by MBIA, such as broker prices and other third-party pricing services valuations provided. These primarily relate to fixed-maturity investments with significant unobservable inputs (level 3 of the fair value hierarchy).

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

In millions	Fair Value as of March 31, 2012	Valuation Techniques	Unobservable Input	Range (Weighted Average)
Assets of consolidated VIEs:
Loans receivable	$2,025	Quoted market prices adjusted for financial guarantees provided to VIE obligations	Impact of financial guarantee	0% - 114% (7%)

Loan repurchase commitments	1,076	Discounted cash flow	Recovery rate	25% -75% (71%)
			Breach Rate	65% -94% (76%)

Liabilities of consolidated VIEs:
VIE notes	2,880	Quoted market prices of VIE assets adjusted for financial guarantees provided	Impact of financial guarantee	0% - 26% (3%)

Credit derivatives:
CMBS	2,183	BET Model	Recovery rates	22% -90% (50%)
			Nonperformance risk	4% - 57% (49%)
			Weighted average life (years)	0.2 - 6.4 (4.7)
			CMBS Spreads	1% - 23% (12%)

Multi-sector CDO	928	Direct Price Model	Nonperformance risk	57% -57% (57%)

Other	1,376	BET Model	Recovery rates	42% -75% (47%)
			Nonperformance risk	10% -57% (44%)
			Weighted average life (years)	0.2 - 13.4 (3.1)

Sensitivity of Significant Unobservable Inputs

The significant unobservable input used in the fair value measurement of MBIA Corp.’s assets of consolidated VIEs: loans receivable is the impact of the financial guarantee. As the perception of the benefit provided by MBIA Corp. to the obligations issued by the VIE improves, the credit support of the financial guarantee provides more of the expected future cash flow of the VIE, and there is a lower expected cash flow on the underlying loans receivable of the VIE. This results in a lower fair value of the loans receivable in relation to the obligations of the VIE.

The significant unobservable inputs used in the fair value measurement of MBIA Corp.’s assets of consolidated VIEs: loan repurchase commitments are the recovery rates and the breach rates. Significant increases or decreases in the recovery rate and the breach rate would result in significantly higher or lower, respectively, fair values of the loan repurchase commitments. Additionally, changes in the legal environment and the ability of the counterparties to pay would impact the recovery rate assumption, which could significantly impact the fair value measurement. Breach rates are determined by MBIA Corp. Any significant challenges by the counterparties to MBIA Corp.’s determination of breach of contracts could significantly adversely impact the fair value measurement.

The significant unobservable input used in the fair value measurement of MBIA Corp.’s liabilities of consolidated VIEs: variable interest entity notes is the impact of the financial guarantee. As the value of the guarantee provided by MBIA Corp. to the obligations issued by the VIE increases, the credit support adds value to the liabilities of the VIE. This results in an increase in the fair value of the liabilities of the VIE.

The significant unobservable inputs used in the fair value measurement of MBIA Corp.’s CMBS credit derivatives, which are valued using the BET model, are CMBS spreads, recovery rates, nonperformance risk and weighted average life. A significant increase or decrease in CMBS spreads or weighted average life would result in an increase or decrease, respectively, in the fair value of the derivative liabilities. Any significant increase or decrease in recovery rates or MBIA Corp.’s nonperformance risk would result in a decrease or increase in the fair value of the derivative liabilities.

The significant unobservable input used in the fair value measurement of MBIA Corp.’s multi-sector CDO credit derivatives, which are valued using the Direct Price Model, is nonperformance risk. Significant increases or decreases in MBIA Corp.’s nonperformance risk would result in a decrease or increase, respectively, in the fair value of the derivative liabilities.

The significant unobservable inputs used in the fair value measurement of MBIA Corp.’s other credit derivatives, which are valued using the BET model, are recovery rates, nonperformance risk and weighted average life. Significant increases or decreases in weighted average life would result in an increase or decrease, respectively, in the fair value of the derivative. Any significant increase or decrease in recovery rates or MBIA Corp.’s nonperformance risk would result in a decrease or increase in the fair value of the derivative liabilities.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

Fair Value Measurements

The following fair value hierarchy tables present information about MBIA Corp.’s assets (including short-term investments) and liabilities measured and recorded at fair value on a recurring basis as of March 31, 2012 and December 31, 2011:

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)		Balance as of March 31, 2012
Assets:
Investments:
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$178	$-	$-		$178
Foreign governments	264	91	12	(1)	367
Corporate obligations	-	355	4	(1)	359
Mortgage-backed securities:
Residential mortgage-backed agency	-	6	-		6
Residential mortgage-backed non-agency	-	31	4	(1)	35
Asset-backed securities:
Collateralized debt obligations	-	2	-		2
Other asset-backed	-	16	34	(1)	50
State and municipal bonds	-	22	-		22

Total fixed-maturity investments	442	523	54		1,019
Other investments:
Money market securities	26	-	-		26
Other	8	-	-		8

Total	476	523	54		1,053
Derivative assets:
Credit derivatives	-	8	-		8

Total derivative assets	-	8	-		8

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

	Fair Value Measurements at Reporting Date Using

In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)		Balance as of March 31, 2012
Assets of consolidated VIEs:
Corporate obligations	-	165	73	(1)	238
Mortgage-backed securities:
Residential mortgage-backed agency	-	3	-		3
Residential mortgage-backed non-agency	-	1,349	25	(1)	1,374
Commercial mortgage-backed	-	559	15	(1)	574
Asset-backed securities:
Collateralized debt obligations	-	290	159	(1)	449
Other asset backed	-	174	71	(1)	245

Total fixed-maturity securities held at fair value	-	2,540	343		2,883
Loans receivable	-	-	2,025		2,025
Loan repurchase commitments	-	-	1,076		1,076
Derivative assets:
Credit derivatives	-	-	443	(1)	443
Interest rate derivatives	-	2	-		2

Total derivative assets	-	2	443		445

Total assets	$476	$3,073	$3,941		$7,490

Liabilities:
Derivative liabilities:
Credit derivatives	$-	$16	$4,487		$4,503

Total derivative liabilities	-	16	4,487		4,503
Liabilities of consolidated VIEs:
Variable interest entity notes	-	1,897	2,880		4,777
Derivative liabilities:
Credit derivatives	-	-	525	(1)	525
Interest rate derivatives	-	259	-		259
Currency rate derivatives	-	-	19	(1)	19

Total derivative liabilities	-	259	544		803

Total liabilities	$-	$2,172	$7,911		$10,083

(1)- Unobservable inputs are either not developed by MBIA Corp. or do not significantly impact the overall fair values of the aggregate financial assets and liabilities.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2011
Assets:
Investments:
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$485	$-	$-	$485
Foreign governments	277	62	11	350
Corporate obligations	-	324	4	328
Mortgage-backed securities:
Residential mortgage-backed agency	-	6	-	6
Residential mortgage-backed non-agency	-	41	7	48
Commercial mortgage-backed	-	1	-	1
Asset-backed securities:
Collateralized debt obligations	-	2	-	2
Other asset-backed	-	17	42	59
State and municipal bonds	-	21	-	21

Total taxable bonds	762	474	64	1,300
Tax-exempt bonds:
State and municipal bonds	-	1	-	1

Total tax exempt bonds	-	1	-	1
Other fixed-maturity investments:
Total fixed-maturity investments	762	475	64	1,301
Other investments:
Money market securities	28	-	-	28
Other	7	-	-	7

Total	797	475	64	1,336
Derivative assets:
Credit derivatives	-	8	-	8

Total derivative assets	-	8	-	8

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2011
Assets of consolidated VIEs:
Corporate obligations	-	170	67	237
Mortgage-backed securities:
Residential mortgage-backed agency	-	3	-	3
Residential mortgage-backed non-agency	-	1,344	21	1,365
Commercial mortgage-backed	-	559	22	581
Asset-backed securities:
Collateralized debt obligations	-	286	149	435
Other asset backed	-	196	67	263

Total fixed-maturity securities held at fair value	-	2,558	326	2,884
Loans receivable	-	-	2,046	2,046
Loan repurchase commitments	-	-	1,077	1,077
Derivative assets:
Credit derivatives	-	-	447	447
Interest rate derivatives	-	3	-	3

Total derivative assets	-	3	447	450

Total assets	$797	$3,044	$3,960	$7,801

Liabilities:
Derivative liabilities:
Credit derivatives	$-	$18	$4,790	$4,808

Total derivative liabilities	-	18	4,790	4,808
Liabilities of consolidated VIEs:
Variable interest entity notes	-	1,865	2,922	4,787
Derivative liabilities:
Credit derivatives	-	-	527	527
Interest rate derivatives	-	281	-	281
Currency rate derivatives	-	-	17	17

Total derivative liabilities	-	281	544	825

Total liabilities	$-	$2,164	$8,256	$10,420

Level 3 Analysis

Level 3 assets at fair value, as of March 31, 2012 and December 31, 2011 represented approximately 53% and 51% of total assets measured at fair value, respectively. Level 3 liabilities at fair value, as of March 31, 2012 and December 31, 2011, represented approximately 79% and 79% of total liabilities measured at fair value, respectively.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

The following fair value hierarchy table presents information about MBIA Corp.’s assets and liabilities that are disclosed at fair value but not recorded at fair value on MBIA Corp.’s consolidated balance sheet as of March 31, 2012:

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of March 31, 2012
Assets:
Other investments	$-	$-	$27	$27
Secured loan to Parent	-	-	166	166
Accrued investment income	9	-	-	9
Receivable for investments sold	16	-	-	16

Assets of consolidated VIEs:
Investments held-to-maturity	-	-	2,618	2,618

Total assets	25	-	2,811	2,836

Liabilities:
Long-term debt	-	1,727	-	1,727
Payable for investments purchased	1	-	-	1

Liabilities of consolidated VIEs:
VIE notes	-	-	2,618	2,618

Total liabilities	1	1,727	2,618	4,346

Financial Guarantees:
Gross	-	-	1,436	1,436
Ceded	-	-	2,095	2,095

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

The following tables present information about changes in Level 3 assets (including short-term investments) and liabilities measured and recorded at fair value on a recurring basis for the three months ended March 31, 2012 and 2011:

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Three Months Ended March, 31 2012

In millions	Balance, Beginning of Year	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases	Issuances	Settlements	Sales	Transfers into Level 3 (1)	Transfers out of Level 3 (1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets Still Held as of March 31, 2012
Assets:
Foreign governments	$11	$-	$-	$-	$1	$6	$-	$(6)	$-	$-	$-	$12	$-
Corporate obligations	4	-	-	-	-	-	-	-	-	-	-	4	-
Residential mortgage-backed non-agency	7	-	-	-	-	-	-	(1)	-	-	(2)	4	-
Other asset-backed	42	(101)	-	100	-	-	-	(1)	(6)	-	-	34	-
Assets of consolidated VIEs:
Corporate obligations	67	-	1	-	-	-	-	(1)	-	6	-	73	2
Residential mortgage-backed non-agency	21	-	5	-	-	-	-	(2)	-	2	(1)	25	4
Commercial mortgage-backed	22	-	1	-	-	-	-	(2)	-	-	(6)	15	-
Collateralized debt obligations	149	-	3	-	-	-	-	-	-	7	-	159	2
Other asset-backed	67	-	3	-	-	-	-	-	-	1	-	71	3
Loans receivable	2,046	-	39	-	-	-	-	(60)	-	-	-	2,025	39
Loan repurchase commitments	1,077	-	(1)	-	-	-	-	-	-	-	-	1,076	(1)

Total assets	$3,513	$(101)	$51	$100	$1	$6	$-	$(73)	$(6)	$16	$(9)	$3,498	$49

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

In millions	Balance, Beginning of Year	Realized (Gains) / Losses	Unrealized (Gains) / Losses Included in Earnings	Unrealized (Gains) / Losses Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases	Issuances	Settlements	Sales	Transfers into Level 3 (1)	Transfers out of Level 3 (1)	Ending Balance	Change in Unrealized (Gains) Losses for the Period Included in Earnings for Liabilities Still Held as of March 31, 2012
Liabilities:
Credit derivatives, net	$4,790	$20	$(303)	$-	$-	$-	$-	$(20)	$-	$-	$-	$4,487	$(286)
Liabilities of consolidated VIEs:
VIE notes	2,922	-	141	-	-	-	-	(183)	-	-	-	2,880	141
Credit derivatives, net	80	-	2	-	-	-	-	-	-	-	-	82	2
Currency derivatives, net	17	-	2	-	-	-	-	-	-	-	-	19	2

Total liabilities	$7,809	$20	$(158)	$-	$-	$-	$-	$(203)	$-	$-	$-	$7,468	$(141)

(1)	- Transferred in and out at the end of the period.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Three Months Ended March, 31 2011

In millions	Balance, Beginning of Year	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases	Issuances	Settlements	Sales	Transfers into Level 3 (1)	Transfers out of Level 3 (1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets Still Held as of March 31, 2011
Assets:
Foreign governments	$11	$-	$-	$-	$-	$3	$-	$(2)	$-	$7	$-	$19	$-
Corporate obligations	4	-	-	-	-	10	-	-	(12)	6	-	8	-
Residential mortgage-backed non-agency	5	-	-	-	-	5	-	-	(1)	-	-	9	-
Commercial mortgage-backed	3	-	-	(1)	-	-	-	-	-	-	(1)	1	-
Collateralized debt obligations	13	1	-	(1)	-	2	-	(10)	(1)	1	(1)	4	-
Other asset-backed	70	-	-	1	-	-	-	3	(1)	-	(6)	67	-
State and municipal taxable bonds	14	-	-	(2)	-	-	-	-	-	-	-	12	-
State and municipal tax-exempt bonds	1	-	-	-	-	-	-	-	-	-	-	1	-
Assets of consolidated VIEs:
Corporate obligations	80	-	-	-	-	-	-	(2)	-	4	-	82	-
Residential mortgage-backed non-agency	22	-	(2)	-	-	-	-	(2)	-	-	-	18	1
Commercial mortgage-backed	23	-	6	-	-	-	-	-	-	-	-	29	7
Collateralized debt obligations	189	-	16	-	-	-	-	(3)	-	14	(3)	213	16
Other asset-backed	81	-	(2)	-	-	-	-	(1)	-	1	-	79	(2)
Loans receivable	2,183	-	228	-	-	-	-	(84)	-	-	-	2,327	228
Loan repurchase commitments	835	-	20	-	-	-	12	-	-	-	-	867	20

Total assets	$3,534	$1	$266	$(3)	$-	$20	$12	$(101)	$(15)	$33	$(11)	$3,736	$270

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

In millions	Balance, Beginning of Year	Realized (Gains) / Losses	Unrealized (Gains) / Losses Included in Earnings	Unrealized (Gains) / Losses Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases	Issuances	Settlements	Sales	Transfers into Level 3 (1)	Transfers out of Level 3 (1)	Ending Balance	Change in Unrealized (Gains) Losses for the Period Included in Earnings for Liabilities Still Held as of March 31, 2011
Liabilities:
Credit derivatives, net	$4,476	$386	$1,595	$-	$-	$-	$-	$(386)	$-	$-	$-	$6,071	$1,753
Liabilities of consolidated VIEs:
VIE notes	4,708	-	431	-	-	-	-	(141)	-	-	-	4,998	431
Credit derivatives, net	638	-	(10)	-	-	-	-	-	-	-	-	628	(10)
Currency derivatives, net	14	-	(2)	-	-	-	-	-	-	-	-	12	(2)

Total liabilities	$9,836	$386	$2,014	$-	$-	$-	$-	$(527)	$-	$-	$-	$11,709	$2,172

(1) - Transferred in and out at the end of the period.

Transfers into and out of Level 3 were $16 million and $9 million, respectively, for the three months ended March 31, 2012. Transfers into and out of Level 2 were $9 million and $16 million, respectively, for the three months ended March 31, 2012. Transfers into Level 3 were principally for corporate obligations and collateralized debt obligations where inputs, which are significant to their valuation, became unobservable. Transfers out of Level 3 were principally for commercial mortgage-backed securities. These Level 2 inputs included spreads, prepayment speeds, default speeds, default severities, yield curves observable at commonly quoted intervals, and market corroborated inputs. There were no transfers into or out of Level 1. For the three months ended March 31, 2012, MBIA Corp. had no net unrealized loss related to the transfers into Level 3 and the net unrealized loss related to transfers out of Level 3 was $2 million.

Transfers into and out of Level 3 were $33 million and $11 million, respectively, for the three months ended March 31, 2011. Transfers into and out of Level 2 were $11 million and $33 million, respectively, for the three months ended March 31, 2011. Transfers into Level 3 were principally for collateralized debt obligations, foreign governments and corporate obligations where inputs, which are significant to their valuation, became unobservable during the quarter. Transfers out of Level 3 were principally for other asset backed securities and collateralized debt obligations. These Level 2 inputs included spreads, prepayment speeds, default speeds, defaulted severities, yield curves observable at commonly quoted intervals, and market corroborated inputs. There were no transfers into or out of Level 1. For the three months ended March 31, 2011, the net unrealized loss related to the transfers into Level 3 was immaterial and the net unrealized loss related to the transfers out of Level 3 was zero.

All Level 1, 2 and 3 designations are made at the end of each accounting period.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

Gains and losses (realized and unrealized) included in earnings pertaining to Level 3 assets and liabilities for the three months ended March 31, 2012 and 2011 are reported on the consolidated statements of operations as follows:

	March 31, 2012
				Consolidated VIEs
In millions	Unrealized Gains (Losses) on Insured Derivatives	Net Realized Gains (Losses)	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange	Net Realized Gains (Losses)	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange
Total gains (losses) included in earnings	$303	$(121)	$-	$-	$(94)

Change in unrealized gains (losses) for the period included in earnings for assets and liabilities still held as of March 31, 2012	$286	$-	$-	$-	$(96)

	March 31, 2011
				Consolidated VIEs
In millions	Unrealized Gains (Losses) on Insured Derivatives	Net Realized Gains (Losses)	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange	Net Realized Gains (Losses)	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange
Total gains (losses) included in earnings	$(1,595)	$(385)	$-	$-	$(153)

Change in unrealized gains (losses) for the period included in earnings for assets and liabilities still held as of March 31, 2011	$(1,753)	$-	$-	$-	$(149)

Fair Value Option

MBIA Corp. elected to record at fair value certain financial instruments of the VIEs that have been consolidated in connection with the adoption of the accounting guidance for consolidation of VIEs, among others.

The following table presents the changes in fair value included in MBIA Corp.’s consolidated statements of operations for the three months ended March 31, 2012 and 2011, for all financial instruments for which the fair value option was elected:

	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange
	Three Months Ended March 31,
In millions	2012	2011
Fixed-maturity securities held at fair value	$(1)	$213
Loans receivable at fair value:
Residential mortgage loans	18	101
Other loans	(39)	43
Loan repurchase commitments	-	32
Other assets	-	(40)
Long-term debt	(11)	(330)

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

The following table reflects the difference between the aggregate fair value and the aggregate remaining contractual principal balance outstanding as of March 31, 2012 and December 31, 2011, for loans and long-term debt for which the fair value option was elected:

	As of March 31, 2012			As of December 31, 2011
In millions	Contractual Outstanding Principal	Fair Value	Difference	Contractual Outstanding Principal	Fair Value	Difference
Loans receivable at fair value:
Residential mortgage loans	$2,659	$1,850	$809	$2,769	$1,895	$874
Residential mortgage loans (90 days or more past due)	274	63	211	259	-	259
Other loans	138	46	92	129	43	86
Other loans (90 days or more past due)	201	66	135	324	108	216

Total loans receivable at fair value	$3,272	$2,025	$1,247	$3,481	$2,046	$1,435

Long-term debt	$13,425	$4,777	$8,648	$13,684	$4,787	$8,897

Substantially all gains and losses included in earnings during the periods ended March 31, 2012 and December 31, 2011 on loans receivable and long-term debt are attributable to credit risk. This is primarily due to the high rate of defaults on loans and the collateral supporting the long-term debt, resulting in depressed pricing of the financial instruments.

Note 7: Investments

MBIA Corp.’s fixed-maturity portfolio consists of high-quality (average rating Aa) taxable and tax-exempt investments of diversified maturities. Other investments are primarily comprised of equity investments and loans receivable due from an affiliate.

The following tables present the amortized cost and fair value and other-than-temporary impairments of fixed-maturity and other investments designated as available-for-sale included in the consolidated investment portfolio of MBIA Corp. as of March 31, 2012 and December 31, 2011:

	March 31, 2012

In millions	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$177	$1	$-	$178
Foreign governments	344	22	-	366
Corporate obligations	353	6	-	359
Mortgage-backed securities:
Residential mortgage-backed agency	6	-	-	6
Residential mortgage-backed non-agency	35	1	(1)	35
Commercial mortgage-backed	1	-	(1)	-
Asset-backed securities:
Collateralized debt obligations	2	-	-	2
Other asset-backed	51	-	(1)	50
State and municipal	19	3	-	22

Total fixed-maturity investments	988	33	(3)	1,018
Other investments:
Other investments	7	1	-	8
Money market securities	26	-	-	26

Total other investments	33	1	-	34

Total available-for-sale investments	$1,021	$34	$(3)	$1,052

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 7: Investments (continued)

	December 31, 2011
In millions	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Other-Than- Temporary Impairments(1)
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$484	$1	$-	$485	$-
Foreign governments	327	23	-	350	-
Corporate obligations	325	4	(1)	328	-
Mortgage-backed securities:
Residential mortgage-backed agency	6	-	-	6	-
Residential mortgage-backed non-agency	41	8	(1)	48	-
Commercial mortgage-backed	2	-	(1)	1	-
Asset-backed securities:
Collateralized debt obligations	2	-	-	2	-
Other asset-backed	97	-	(38)	59	(37)
State and municipal	19	2	-	21	-

Total taxable bonds	1,303	38	(41)	1,300	(37)
Tax-exempt bonds:
State and municipal	1	-	-	1	-

Total tax-exempt bonds	1	-	-	1	-

Total fixed-maturity investments	1,304	38	(41)	1,301	(37)
Other investments:
Other investments	6	1	-	7	-
Money market securities	28	-	-	28	-

Total other investments	34	1	-	35	-

Total available-for-sale investments	$1,338	$39	$(41)	$1,336	$(37)

(1) - Represents the amount of other-than-temporary losses recognized in accumulated other comprehensive income (loss).

Fixed-maturity investments carried at fair value of $5 million as of March 31, 2012 and December 31, 2011 were on deposit with various regulatory authorities to comply with state insurance laws.

The following table presents the distribution by contractual maturity of available-for-sale fixed-maturity investments at amortized cost and fair value as of March 31, 2012. Contractual maturity may differ from expected maturity because borrowers may have the right to call or prepay obligations.

In millions	Amortized Cost	Fair Value
Due in one year or less	$251	$252
Due after one year through five years	530	549
Due after five years through ten years	90	99
Due after ten years through fifteen years	12	14
Due after fifteen years	10	11
Mortgage-backed	42	41
Asset-backed	53	52

Total fixed-maturity investments	$988	$1,018

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 7: Investments (continued)

Investments that are held-to-maturity are reported on MBIA Corp.’s consolidated balance sheets at amortized cost. These investments, which primarily relate to MBIA Corp.’s consolidated VIEs, primarily consist of ABS and loans issued by major national and international corporations and other structured finance clients. There were no unrecognized gross gains as of March 31, 2012 and December 31, 2011. Unrealized gross losses were $222 million and $371 million, respectively, as of March 31, 2012 and December 31, 2011.

The following table presents the distribution of held-to-maturity investments by contractual maturity at amortized cost and fair value as of March 31, 2012:

			Consolidated VIEs
In millions	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$-	$-	$-	$-
Due after one year through five years(1)	1	1	-	-
Due after five years through ten years	-	-	-	-
Due after ten years through fifteen years	-	-	-	-
Due after fifteen years	-	-	-	-
Mortgage-backed	-	-	-	-
Asset-backed	-	-	2,840	2,618

Total held-to-maturity investments	$1	$1	$2,840	$2,618

(1) - Relates to a tax credit investment reported in “Other investments” on the balance sheet.

The following tables present the gross unrealized losses included in accumulated other comprehensive income (loss) as of March 31, 2012 and December 31, 2011 related to available-for-sale fixed-maturity and other investments. These tables segregate investments that have been in a continuous unrealized loss position for less than twelve months from those that have been in a continuous unrealized loss position for twelve months or longer.

	March 31, 2012
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$156	$-	$-	$-	$156	$-
Foreign governments	22	-	2	-	24	-
Corporate obligations	97	-	6	-	103	-
Mortgage-backed securities:
Residential mortgage-backed agency	1	-	-	-	1	-
Residential mortgage-backed non-agency	10	(1)	16	-	26	(1)
Commercial mortgage-backed	-	-	-	(1)	-	(1)
Asset-backed securities:
Other asset-backed	-	-	11	(1)	11	(1)

Total	$286	$(1)	$35	$(2)	$321	$(3)

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 7: Investments  (continued)

	December 31, 2011
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Fixed-maturity investments:
Taxable bonds:
Foreign governments	$20	$-	$-	$-	$20	$-
Corporate obligations	90	(1)	10	-	100	(1)
Mortgage-backed securities:
Residential mortgage-backed agency	1	-	-	-	1	-
Residential mortgage-backed non-agency	24	(1)	10	-	34	(1)
Commercial mortgage-backed	-	(1)	-	-	-	(1)
Asset-backed securities:
Other asset-backed	-	-	40	(38)	40	(38)

Total taxable bonds	135	(3)	60	(38)	195	(41)
Tax-exempt bonds:
State and municipal	1	-	-	-	1	-

Total tax-exempt bonds	1	-	-	-	1	-

Total	$136	$(3)	$60	$(38)	$196	$(41)

The following table presents the gross unrealized losses of held-to-maturity investments as of March 31, 2012 and December 31, 2011. Held-to-maturity investments are reported at amortized cost on MBIA Corp.’s consolidated balance sheets. These tables segregate investments that have been in a continuous unrealized loss position for less than twelve months from those that have been in a continuous unrealized loss position for twelve months or longer.

	March 31, 2012
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Assets of consolidated VIEs:
Other asset-backed securities	$303	$(12)	$2,315	$(210)	$2,618	$(222)

Total	$303	$(12)	$2,315	$(210)	$2,618	$(222)

	December 31, 2011
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Assets of consolidated VIEs:
Other asset-backed securities	$284	$(31)	$2,185	$(340)	$2,469	$(371)

Total	$284	$(31)	$2,185	$(340)	$2,469	$(371)

As of March 31, 2012 and December 31, 2011, MBIA Corp.’s available-for-sale fixed-maturity investment, other investment and held-to-maturity investment portfolios’ gross unrealized losses totaled $225 million and $412 million, respectively. The weighted average contractual maturity of securities in an unrealized loss position as of March 31, 2012 and December 31, 2011 was 24 and 26 years, respectively. As of March 31, 2012, there were 45 securities that were in an unrealized loss position for a continuous twelve-month period or longer with aggregate unrealized losses of $212 million. Within these securities, the book value of 10 securities exceeded market value by more than 5%. As of December 31, 2011, there were 43 securities that were in an unrealized loss position for a continuous twelve-month period or longer with aggregate unrealized losses of $378 million. Within these securities, the book value of 14 securities exceeded market value by more than 5%.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 7: Investments  (continued)

MBIA Corp. has evaluated on a security-by-security basis whether the unrealized losses in its investment portfolios were other-than-temporary considering duration and severity of unrealized losses, the circumstances that gave rise to the unrealized losses, and whether MBIA Corp. has the intent to sell the securities or more likely than not will be required to sell the securities before their anticipated recovery. Based on its evaluation, MBIA Corp. determined that the unrealized losses on the remaining securities were temporary in nature because its impairment analysis, including projected future cash flows, indicated that MBIA Corp. would be able to recover the amortized cost of impaired assets. MBIA Corp. also concluded that it does not have the intent to sell securities in an unrealized loss position and it is more likely than not that it will not have to sell these securities before recovery of their cost basis. In making this conclusion, MBIA Corp. examined the cash flow projections for its investment portfolios, the potential sources and uses of cash in its businesses, and the cash resources available to its business other than sales of securities. It also considered the existence of any risk management or other plans as of March 31, 2012 that would require the sale of impaired securities. On a quarterly basis, MBIA Corp. re-evaluates the unrealized losses in its investment portfolios to determine whether an impairment loss should be realized in current earnings. Refer to “Note 8: Investment Income and Gains and Losses” for information on realized losses due to other-than-temporary impairments.

Note 8: Investment Income and Gains and Losses

The following table includes MBIA Corp.’s total investment income:

	Three Months Ended March 31,
In millions	2012	2011
Gross investment income:
Fixed-maturity	$5	$27
Other investments	2	5
Consolidated VIEs	13	13

Gross investment income	20	45
Investment expenses	1	2

Net investment income	19	43
Realized gains and losses:
Fixed-maturity:
Gains	11	31
Losses	(39)	(4)

Net	(28)	27
Total net realized gains (losses)(1)	(28)	27

Total investment income	$(9)	$70

(1)	-These balances are included in the “Net gains (losses) on financial instruments at fair value and foreign exchange” and “Net investment losses related to other-than-temporary impairments” line items on MBIA Corp.’s consolidated statements of operations.

Net realized gains (losses) from fixed-maturity investments are generated as a result of the ongoing management of all of MBIA Corp.’s investment portfolios in 2012 and 2011.

Net realized losses were $28 million for the period ended March 31, 2012, compared to net realized gains of $27 million for the same period of 2011, resulting in a decrease of $55 million. The decrease was primarily driven by an other-than-temporary impairment loss recognized on a security impaired to fair value as a result of MBIA Corp.’s intent to sell the security, and lower gains on sale of investments.

The portion of certain other-than-temporary impairment losses on fixed-maturity securities that does not represent credit losses is recognized in accumulated other comprehensive income (loss). For these impairments, the net amount recognized in earnings represents the difference between the amortized cost of the security and the net present value of its projected future discounted cash flows prior to impairment. Any remaining difference between the fair value and amortized cost is recognized in accumulated other comprehensive income (loss).

The following table presents the amount of credit loss impairments recognized in earnings on fixed-maturity securities held by MBIA Corp. as of the dates indicated, for which a portion of the other-than-temporary impairment losses were recognized in accumulated other comprehensive income (loss), and the corresponding changes in such amounts:

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 8: Investment Income and Gains and Losses (continued)

In millions	Three Months Ended March 31,
Credit Losses Recognized in Earnings Related to Other-Than-Temporary Impairments	2012
Beginning balance	$57
Reductions for credit loss impairments previously recognized on securities impaired to fair value during the period(1)	(57)

Ending balance	$-

(1) -	Represents circumstances where MBIA Corp. determined in the current period that it intends to sell the security or it is more likely than not that it will be required to sell the security before recovery of the security’s amortized cost.

Net unrealized gains (losses), including related deferred income taxes, reported in accumulated other comprehensive income (loss) within shareholders’ equity consisted of:

In millions	As of March 31, 2012	As of December 31, 2011
Fixed-maturity:
Gains	$33	$38
Losses	(3)	(41)
Foreign exchange	15	(9)

Net	45	(12)
Other investments:
Gains	1	1

Net	1	1

Total	46	(11)
Deferred income tax (benefit) provision	(3)	(13)

Unrealized gains (losses), net	$49	$2

The change in net unrealized gains (losses), including the portion of other-than-temporary impairments included in accumulated other comprehensive loss, consisted of:

In millions	As of March 31, 2012	As of December 31, 2011
Fixed-maturity	$57	$8
Deferred income tax (credited) charged	10	(8)

Change in unrealized gains (losses), net	$47	$16

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 9: Derivative Instruments

MBIA Corp. accounts for derivative transactions in accordance with the accounting principles for derivative and hedging activities, which requires that all such transactions be recorded on MBIA Corp.’s consolidated balance sheets at fair value. Refer to “Note 6: Fair Value of Financial Instruments” for the definition of fair value of derivative instruments.

Changes in the fair value of derivatives, excluding insured derivatives, are recorded each period in current earnings within “Net gains (losses) on financial instruments at fair value and foreign exchange.” Changes in the fair value of insured derivatives are recorded each period in current earnings within “Net change in fair value of insured derivatives.” The net change in the fair value of MBIA Corp.’s insured derivatives has two primary components: (i) realized gains (losses) and other settlements on insured derivatives and (ii) unrealized gains (losses) on insured derivatives. “Realized gains (losses) and other settlements on insured derivatives” include (i) premiums received and receivable on written CDS contracts, (ii) premiums paid and payable to reinsurers in respect to CDS contracts, (iii) net amounts received or paid on reinsurance commutations, (iv) losses paid and payable to CDS contract counterparties due to the occurrence of a credit event or settlement agreement, (v) losses recovered and recoverable on purchased CDS contracts due to the occurrence of a credit event or settlement agreement and (vi) fees relating to CDS contracts. The “Unrealized gains (losses) on insured derivatives” include all other changes in fair value of the insured derivative contracts.

MBIA Corp. has entered into derivative transactions that it viewed as an extension of its core financial guarantee business but which do not qualify for the financial guarantee scope exception and, therefore, must be recorded at fair value in MBIA Corp.’s consolidated balance sheets. MBIA Corp. insures CDS contracts, primarily referencing corporate, asset-backed, residential mortgage-backed, commercial mortgage-backed, CRE loans, and CDO securities that MBIA Corp. intends to hold for the entire term of the contract absent a negotiated settlement with the counterparty.

Variable Interest Entities

The consolidated variable interest entities have entered into derivative transactions primarily consisting of interest rate swaps and CDS contracts. Interest rate swaps are entered into to hedge the risks associated with fluctuations in interest rates or fair values of certain contracts. CDS contracts are entered into to hedge credit risk or to replicate investments in cash assets.

Credit Derivatives Sold

The following table presents information about credit derivatives sold by MBIA Corp. that were outstanding as of March 31, 2012. Credit ratings represent the lowest of underlying ratings currently assigned by Moody’s, S&P or MBIA.

In millions		Notional Value
Credit Derivatives Sold	Weighted Average Remaining Expected Maturity	AAA	AA	A	BBB	Below BBB	Total Notional	Fair Value Asset (Liability)
Insured credit default swaps	5.7 Years	$11,017	$9,545	$5,363	$12,606	$21,244	$59,775	$(4,416)
Non-insured credit default swaps-VIE	3.4 Years	-	-	-	-	643	643	(525)
Insured swaps	21.9 Years	-	633	2,848	1,668	93	5,242	(9)
All others	2.6 Years	-	-	-	-	195	195	(88)

Total notional		$11,017	$10,178	$8,211	$14,274	$22,175	$65,855

Total fair value		$(74)	$(91)	$(207)	$(1,173)	$(3,493)		$(5,038)

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 9: Derivative Instruments (continued)

The following table presents information about credit derivatives sold by MBIA Corp. that were outstanding as of December 31, 2011. Credit ratings represent the lower of underlying ratings currently assigned by Moody’s, S&P or MBIA.

In millions		Notional Value
Credit Derivatives Sold	Weighted Average Remaining Expected Maturity	AAA	AA	A	BBB	Below BBB	Total Notional	Fair Value Asset (Liability)
Insured credit default swaps	5.6 Years	$15,475	$12,065	$6,336	$14,042	$17,639	$65,557	$(4,716)
Non-insured credit default swaps-VIE	3.6 Years	-	-	-	-	643	643	(527)
Insured swaps	20.6 Years	-	133	3,140	2,227	133	5,633	(9)
All others	2.8 Years	-	-	-	-	195	195	(91)

Total notional		$15,475	$12,198	$9,476	$16,269	$18,610	$72,028

Total fair value		$(114)	$(116)	$(205)	$(1,355)	$(3,553)		$(5,343)

Referenced credit ratings assigned by MBIA Corp. to insured credit derivatives are derived by MBIA Corp.’s surveillance group. In assigning an internal rating, current status reports from issuers and trustees, as well as publicly available transaction-specific information, are reviewed. Also, where appropriate, cash flow analyses and collateral valuations are considered. The maximum potential amount of future payments (undiscounted) on CDS contracts is estimated as the notional value plus any additional debt service costs, such as interest or other amounts owed on CDS contracts. The maximum amount of future payments that MBIA Corp. may be required to make under these guarantees is $65.5 billion. This amount is net of $713 million of insured derivatives ceded under reinsurance agreements in which MBIA Corp. economically hedges a portion of the credit and market risk associated with its insured derivatives and offsetting agreements with a counterparty. The maximum potential amount of future payments (undiscounted) on insured swaps are estimated as the notional value of such contracts.

MBIA Corp. may hold recourse provisions with third parties in derivative transactions through both reinsurance and subrogation rights. MBIA Corp.’s reinsurance arrangements provide that in the event MBIA Corp. pays a claim under a guarantee of a derivative contract, then MBIA Corp. has the right to collect amounts from any reinsurers that have reinsured the guarantee on either a proportional or non-proportional basis, depending upon the underlying reinsurance agreement. MBIA Corp. may also have recourse through subrogation rights whereby if MBIA Corp. makes a claim payment, it is entitled to any rights of the insured counterparty, including the right to any assets held as collateral.

Financial Statement Impact

As of March 31, 2012 and December 31, 2011, MBIA Corp. reported derivative assets of $453 million and $458 million, respectively, and derivative liabilities of $5.3 billion and $5.6 billion, respectively, which are shown separately on the consolidated balance sheets. The following table presents the amount of derivative assets and liabilities by instrument as of March 31, 2012:

In millions		Derivative Assets		Derivative Liabilities
Derivative Instruments	Notional Amount Outstanding	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Not designated as hedging instruments:
Insured credit default swaps	$60,412	Derivative assets	$-	Derivative liabilities	$(4,406)
Non-insured credit default swaps-VIE	1,272	Derivative assets-VIE	443	Derivative liabilities-VIE	(525)
Insured swaps	9,119	Derivative assets	8	Derivative liabilities	(9)
Interest rate swaps -VIE	4,791	Derivative assets-VIE	-	Derivative liabilities-VIE	(259)
Cross currency swaps -VIE	119	Derivative assets-VIE	-	Derivative liabilities-VIE	(19)
All other	195	Derivative assets	-	Derivative liabilities	(88)
All other-VIE	460	Derivative assets-VIE	2	Derivative liabilities-VIE	-

Total derivatives	$76,368		$453		$(5,306)

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 9: Derivative Instruments (continued)

The following table presents the amount of derivative assets and liabilities by instrument as of December 31, 2011:

In millions	Notional	Derivative Assets		Derivative Liabilities
Derivative Instruments	Amount Outstanding	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Not designated as hedging instruments:
Insured credit default swaps	$ 66,851	Derivative assets	$ -	Derivative liabilities	$(4,708)
Non-insured credit default swaps-VIE	1,272	Derivative assets-VIE	447	Derivative liabilities-VIE	(527)
Insured swaps	9,811	Derivative assets	8	Derivative liabilities	(9)
Interest rate swaps -VIE	4,878	Derivative assets-VIE	-	Derivative liabilities-VIE	(281)
Cross currency swaps -VIE	123	Derivative assets-VIE	-	Derivative liabilities-VIE	(17)

All other	195	Derivative assets	-	Derivative liabilities	(91)
All other-VIE	472	Derivative assets-VIE	3	Derivative liabilities-VIE	-

Total derivatives	$ 83,602		$ 458		$(5,633)

The following table shows the effect of derivative instruments on the consolidated statements of operations for the three months ended March 31, 2012:

In millions
Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivative	Net Gain (Loss) Recognized in Income
Insured credit default swaps	Unrealized gains (losses) on insured derivatives	$301
Insured credit default swaps	Realized gains (losses) and other settlements on insured derivatives	(4)
Non-insured credit default swaps-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	(1)
Interest rate swaps-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	21
Currency swaps-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	(2)
All other	Unrealized gains (losses) on insured derivatives	2
All other-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	(1)

Total		$316

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 9: Derivative Instruments (continued)

The following table shows the effect of derivative instruments on the consolidated statements of operations for the three months ended March 31, 2011:

In millions
Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivative	Net Gain (Loss) Recognized in Income
Insured credit default swaps	Unrealized gains (losses) on insured derivatives	$(1,583)
Insured credit default swaps	Realized gains (losses) and other settlements on insured derivatives	(354)
Non-insured credit default swaps-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	11
Interest rate swaps-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	69
Currency swaps-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	2
All other	Unrealized gains (losses) on insured derivatives	(13)
All other-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	(2)

Total		$(1,870)

Note 10: Income Taxes

MBIA Corp.’s income taxes and the related effective tax rates for the three months ended March 31, 2012 and 2011 are as follows:

	Three Months Ended March 31,
In millions	2012		2011
Pre-tax income (loss)	$109		$(1,837)
Provision (benefit) for income taxes	$54	49.5%	$(650)	35.4%

For the three months ended March 31, 2012, MBIA Corp.’s effective tax rate applied to its pre-tax income was higher than the U.S. statutory tax rate primarily as a result of an increase in the valuation allowance. MBIA Corp.’s effective tax rate on its pre-tax loss for the three months ended March 31, 2011 was higher than the U.S. statutory tax rate primarily due to tax-exempt interest from investments.

MBIA Corp. adjusts annual forecasted pretax income for mark-to-market income, fair value adjustments, capital gains/losses, and other tax adjustments including the change in the reserve for uncertainty in tax positions as discrete items when projecting its annual 2012 effective tax rate. MBIA Corp. accounted for the discrete items at the federal applicable tax rate after applying the projected annual effective tax rate to its actual three-month results excluding discrete items.

Deferred Tax Asset, Net of Valuation Allowance

MBIA Corp. recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on tax assets and liabilities is recognized in income in the period that includes the enactment date.

MBIA Corp. establishes a valuation allowance against its deferred tax asset when it is more likely than not that all or a portion of the deferred tax asset will not be realized. All evidence, both positive and negative, needs to be identified and considered in making the determination. Future realization of the existing deferred tax asset ultimately depends, in part, on the existence of sufficient taxable income of appropriate character (for example, ordinary income versus capital gains) within the carryforward period available under the tax law.

As of March 31, 2012, MBIA Corp. reported a net deferred tax asset of $1.6 billion. The $1.6 billion deferred tax asset is net of a $64 million valuation allowance. As of March 31, 2012, MBIA Corp. has a full valuation allowance against the deferred tax asset related to losses from asset impairments as these losses are considered capital losses, have a five year carryforward period, and can only be used to offset capital gain income.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 10: Income Taxes (continued)

MBIA Corp. has concluded that it is more likely than not that the remaining deferred tax assets will be realized. In arriving at its conclusion, MBIA Corp. relied on the assurance by its parent, MBIA Inc., that it was MBIA Inc.’s intention that no net operating loss generated by MBIA Corp. would be allowed to expire without compensation.

Accounting for Uncertainty in Income Taxes

It is MBIA Corp.’s policy to record and disclose any change in unrecognized tax benefits (“UTBs”) and related interest and penalties to income taxes in the statement of operations. As of March 31, 2012, the amount of UTBs were reduced as a result of settlements with tax authorities.

In millions
Unrecognized tax benefit as of December 31, 2011	$1
During a prior year	-
Decrease in the UTB related to settlements with taxing authorities	(1)

Unrecognized tax benefit as of March 31, 2012	$-

The total amount of UTB decreased in the first quarter of 2012 as a result of effectively settling the Internal Revenue Service (“IRS”) examination and the New York State examination.

MBIA Corp.’s significant major tax jurisdictions include the U.S. and the United Kingdom (“U.K.”).

MBIA and its U.S. subsidiaries file a U.S. consolidated federal income tax return. The IRS has concluded its field work with respect to the examination of tax years 2004 through 2009 and on January 12, 2012, the Joint Committee on Taxation notified MBIA that the results of the IRS field examination were reviewed and accepted.

The U.K. tax authorities are currently auditing tax years 2005 through 2009.

Tax Sharing Arrangement

MBIA Corp. files its U.S. Corporation Income Tax Return as a member of the MBIA Inc. consolidated group and participates in a tax sharing agreement between MBIA Corp. and MBIA Inc. under which MBIA Corp. is allocated its share of consolidated tax liability or tax benefit as determined on a standalone basis under the tax sharing agreement.

As of March 31, 2012, MBIA Corp. has not made tax payments under this tax sharing agreement for 2012 and 2011. If tax payments had been made, all funds would be placed in escrow by MBIA Inc. and would remain in escrow until the expiration of a two year carryback period which would allow MBIA Corp. to carryback a separate company tax loss and recover all or a portion of the escrowed funds.

As of March 31, 2012, MBIA Corp. has not received any payment with respect to tax losses contributed to the consolidated group. MBIA Corp. will receive benefits of its losses as it is able to earn out those losses in the future. However, it is MBIA Inc.’s intention not to allow any loss generated by MBIA Corp., to the extent used in consolidation, to expire without compensation.

Note 11: Commitments and Contingencies

The following commitments and contingencies provide an update to those discussed in “Note 19: Commitments and Contingencies” in the Notes to Consolidated Financial Statements included in Exhibit 99.3 of MBIA Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and should be read in conjunction with the complete descriptions provided in the aforementioned note included in Exhibit 99.3 of Form 10-K. In the normal course of operating its business, MBIA Corp. may be involved in various legal proceedings. Additionally, MBIA may be involved in various legal proceedings that directly or indirectly impact MBIA Corp.

Corporate Litigation

Trustees of the Police and Fire Retirement System of the City of Detroit v. Clapp et al., No. 08-CV-1515 (S.D.N.Y.)

On June 3, 2011, Plaintiff filed an amended derivative complaint against certain of MBIA’s present and former officers and directors, and against MBIA, as nominal defendant. MBIA’s response was filed on January 16, 2012.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 11: Commitments and Contingencies (continued)

Ambac Bond Insurance Coverage Cases, Coordinated Proceeding Case No. JCCP 4555 (Super. Ct. of Cal., County of San Francisco)

In August 2011, plaintiffs filed amended versions of their respective complaints. On October 20, 2011, the court overruled MBIA’s demurrers to plaintiffs’ amended complaints. Briefing is complete on MBIA and the other monoline defendants’ special motion to strike pursuant to California’s anti-SLAPP statute. A decision is pending.

Recovery Litigation

MBIA Insurance Corp. v. Countrywide Home Loans, Inc., et al.; Index No. 602825/08 (N.Y. Sup. Ct., N.Y. County)

On April 5, 2012, the Appellate Division, First Department, of the New York State Supreme Court unanimously affirmed the lower court’s denial of Bank of America’s motion to consolidate and/or sever successor liability claims against Bank of America, allowing deposition and expert discovery on the successor liability claim to proceed. On January 3, 2012, the court granted in part and denied in part MBIA Corp.’s motion for partial summary judgment regarding proof of causation, holding that MBIA is not required to establish a direct causal link between Countrywide’s misrepresentations and MBIA’s claim payments made pursuant to the insurance policies at issue, but reserving judgment on the causation burden for the contractual repurchase claims. On January 25, 2012, Bank of America filed a Notice of Appeal against the January 3, 2012 order, and MBIA filed a Notice of Cross-Appeal on February 6, 2012. On February 27, 2012, the parties exchanged expert reports.

MBIA Insurance Corp. v. Residential Funding Company, LLC; Index No. 603552/2008 (N.Y. Sup. Ct., N.Y. County)

On April 16, 2012, the parties exchanged expert reports.

Transformation Litigation

Aurelius Capital Master, Ltd. et al. v. MBIA Inc. et al., 09-cv-2242 (R.S.) (S.D.N.Y.)

On April 11, 2012, the Aurelius Plaintiffs and MBIA filed a Stipulation of Dismissal resolving the litigation, and the case has been closed on the court’s docket.

ABN AMRO Bank N.V. et al. v. MBIA Inc. et al.; Index No. 601475/09 (N.Y. Sup. Ct., N.Y. County)

On April 11, 2012, UBS AG, London Branch withdrew from the litigation. On May 7, 2012, Natixis withdrew from the litigation. Sixteen of the original eighteen plaintiffs have dismissed their claims, several of which dismissals were related to the commutation of certain of their MBIA-insured exposures. On April 20, 2012, Justice Kapnick indicated that the case would be stayed pending conclusion of the trial in the Article 78 proceeding discussed below.

ABN AMRO Bank N.V. et al. v. Eric Dinallo et al.; Index no. 601846/09 (N.Y. Sup. Ct., N.Y. County)

Submission of papers relating to the original petition was completed on March 16, 2012. A trial is scheduled for May 14, 2012. On April 11, 2012, UBS AG, London Branch withdrew from the litigation. On May 7, 2012, Natixis withdrew from the litigation. As described above, sixteen of the original eighteen plaintiffs have dismissed their claims.

Barclays Bank PLC., et al. v. Wrynn et al.; Index No. 651811/2010 (N.Y. Sup. Ct., N.Y. County)

The proceeding is currently stayed.

MBIA and MBIA Corp. are defending against the aforementioned actions in which they are a defendant and expect ultimately to prevail on the merits. There is no assurance, however, that they will prevail in these actions. Adverse rulings in these actions could have a material adverse effect on MBIA Corp.’s ability to implement its strategy and on its business, results of operations, cash flows and financial condition. At this stage of the litigation, there has not been a determination as to the amount, if any, of damages. Accordingly, MBIA Corp. is not able to estimate any amount of loss or range of loss.

There are no other material lawsuits pending or, to the knowledge of MBIA Corp., threatened, to which MBIA Corp. or any of its subsidiaries is a party.

Note 12: Subsequent Events

Refer to “Note 11: Commitments and Contingencies” for information about legal proceedings that developed after March 31, 2012.